Exhibit 10.59

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is made and entered into as of February 24, 2013 (the “Effective Date”) by and among Cuattro, LLC, a Colorado limited liability company (“LLC”), and Heska Imaging US, LLC, a Delaware limited liability company formerly known as Cuattro Veterinary U.S.A., LLC (“Vet USA”). In this Agreement LLC and Vet USA may be individually referred to as a “Party” and collectively as the “Parties.”

RECITALS:

A. Vet USA has entered into that certain Amended and Restated Master License Agreement with LLC dated as of February 22, 2013 (“License Agreement”) whereby Vet USA has the right to sublicense the software described in the License Agreement (the “Software”).

B. LLC designs, develops and procures software and hardware components. LLC may sell the software and components individually or it may assemble, inspect, test and then deliver as “ready for shipment” digital imaging products.

C. Vet USA wishes to use the Software in connection with its sale or lease of the products which it purchases from LLC.

D. Vet USA wishes to minimize its costs by using LLC’s existing and future technologies, maintenance, research, development, and deployment infrastructure and expertise.

E. Vet USA is also interested in reducing its costs by ordering all of its major components from LLC. The Parties believe this will enable LLC to obtain volume discounts and reduced pricing, for the benefit of Vet USA and LLC.

F. Vet USA wishes LLC to provide it with its digital imaging products and technical help. After a product or Software is delivered and accepted by Vet USA, Vet USA wishes LLC to provide warranty and support to Vet USA in support of those products.

G. Vet USA and LLC previously entered into that certain Management Agreement dated as of November 1, 2012 (the “Management Agreement”), which Management Agreement is superseded in its entirety by this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions set forth in this Agreement, the Parties to this Agreement agree as follows:

1. Appointments.

1.1. LLC hereby appoints Vet USA to be the exclusive distributor either for itself or through authorized third party or affiliated distributors, representatives or resellers (“Distributors”) of the Products to Customers, in the Territory, as those terms are defined in Exhibit A “Products” and Exhibit B “Market, Territory, Customers”; with exclusive rights to sell, rent, license or otherwise provide Products (including the third party equipment sold to Vet USA by LLC (the “Equipment”) included in, and services related to, the Products) to such Customers.

(a) Vet USA accepts such appointment and Vet USA agrees to use reasonable commercial efforts to actively market and sell the Products to Customers.

(b) Vet USA agrees to use reasonable commercial efforts to ensure that Distributors adhere to the terms of this Agreement and the License Agreement.

1.2. Vet USA hereby agrees that LLC shall be its exclusive provider of Services (as defined in Section 3 of this Agreement) and Software licensed under the License Agreement.

2. Termination; Post-Termination Supply.

2.1. Term. The initial term of this Agreement shall commence as of the Effective Date and continue through December 31, 2022 (“Initial Term”). Commencing on January 1, 2023, this Agreement shall continue on a year-to-year basis unless on or before September 30 of any calendar year (i) Vet USA notifies LLC in writing that it wishes to terminate the Agreement, provided, that such termination shall be effective as of December 31st of the third calendar year following the year in which such notification is given (such period, a “Vet USA Cancellation Term”), or (ii) LLC notifies Vet USA in writing that it wishes to terminate the Agreement, provided, that such termination shall be effective as of December 31st of the fifth calendar year following the year in which such notification is given (such period, an “LLC Cancellation Term”). During a Vet USA Cancellation Term or LLC Cancellation Term, Vet USA shall be free to develop, but not commercialize or sell, Competitive Products (as defined in Section 10.5 below); provided, however, that in no case shall those Competitive Products developed during such period be based upon Confidential Information of LLC, the Intellectual Property of LLC, the Products, or benchmarks or derivatives of the Products.

2.2. Termination for Cause. Notwithstanding Section 2.1, this Agreement may be terminated before the expiration of the Initial Term and/or any renewal term as follows (each of the following a termination for “Cause”):

(a) Either Party may terminate this Agreement by delivering written notice to the other Party upon the occurrence of any of the following events: (i) a receiver is appointed for the other Party or its property; (ii) if the other Party makes a general assignment for the benefit of its creditors; (iii) if the other Party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, which proceedings are not dismissed within ninety (90) days; (iv) if the other Party is liquidated or dissolved, (v) if the other Party becomes unable to make payment of amounts due to creditors in a timely and dependable fashion;

(b) Either Party may terminate this Agreement effective upon written notice to the other if the other Party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, or fails to make any payment when due, which violation, default or failure is not cured within ninety (90) days after notice thereof from the non-defaulting Party stating its intention to terminate this Agreement by reason thereof; or

(c) Either Party may terminate this Agreement effective upon written notice to the other if the License Agreement is terminated or voided for any reason; provided, however, that termination of this Agreement pursuant to this Section 2.2(c) will only be deemed for Cause if the License Agreement was terminated for Cause in accordance with its terms.

2.3. Failure to Meet Minimum Annual Volume. If, during calendar year 2013 or 2014 Vet USA does not purchase the Minimum Annual Volume (as defined in Section 9.3 below) for such calendar year, Vet USA will pay to LLC the amount due for such shortfall pursuant to the pricing terms and conditions set forth in this Agreement (the “Take or Pay Payment”). LLC shall invoice Vet USA for the amount of such Take or Pay Payment within thirty (30) days following the end of each calendar year in which such Take or Pay Payment has accrued, and Vet USA shall pay the Take or Pay Payment amount within thirty (30) days after receipt of such invoice. Beginning in calendar year 2015 and thereafter, in the event Vet USA does not purchase the Minimum Annual Volume in any calendar year, (i) LLC shall have the right, but not the obligation, to terminate this Agreement upon ninety (90) days written notice to Vet USA on or before April 30th of the following calendar year, and (ii) LLC shall be free of exclusivity obligations hereunder and may sell all Products to Customers or any third party thereafter.

2.4. Post Termination Supply Period. For five (5) years from the date of termination of the Agreement, LLC shall make available the Products, Support, and Services (“Post Termination Supply Period”). During the Post Termination Supply Period both LLC and Vet USA shall be free of exclusivity and commercialization obligations hereunder. If the Agreement is terminated by LLC for Cause, there will be no obligation of LLC under Post Termination Supply Period. During Post Termination Supply Period, Vet USA shall have the right to sell off or otherwise distribute any Products that Vet USA held in inventory as of termination of this Agreement to any existing or future Customer; provided, however, any Products purchased by Vet USA from LLC during the Post Termination Supply Period may only be sold or otherwise distributed to existing Customers to repair or replace Products owned by such Customers prior to termination of this Agreement.

(a) In the event that the Agreement is terminated by LLC pursuant to Section 2.3 above, then, during the Post Termination Supply Period, Vet USA shall (i) have the right (but not the obligation) to purchase Products, Support and Services, without the obligations under Section 1.1(a), under pricing terms for Products, Support and Services that shall be set under the rate provided for in this Agreement, multiplied by 1.65, rather than as set forth in Section 6 below.

(b) In the event that the Agreement is terminated (i) by Vet USA for Cause, or (ii) pursuant to a Vet USA Cancellation Term or LLC Cancellation Term, then at Vet USA’s option in its sole discretion Vet USA’s rights and benefits (but not its obligations under the second sentence of Section 1.1) to purchase Products, Support, and Services hereunder, and LLC’s obligation to provide such Products, Support and Services, shall continue for the Post Termination Supply Period, at the prices and costs set forth in Section 6 below.

2.5. Payment Obligations. All monies owed to LLC for purchases of Products prior to termination shall become immediately due and payable and no cancellation or termination of this Agreement shall serve to release Vet USA or its successors or assigns from any payment obligations under this Agreement. Failure by LLC at any time to require payment from Vet USA under this Agreement shall not affect LLC’s right to require payment at a later date. All orders received by LLC prior to termination shall be filled in accordance with, and subject to the terms and conditions hereof, and Vet USA shall make all payments with respect thereto as provided herein.

2.6. Survival of Obligations. The provisions of Sections 2.4, 2.5, 3.4, 3.5, 6, 7, 8.5, 8.6, 9, 10.7, 11, 12, 13, 14, 16, 17, and 18 and such other provisions that by their nature survive termination, shall survive during the Post Termination Supply Period. The provisions that by their nature survive termination, shall survive the expiration or termination of this Agreement and the Post Termination Supply Period and continue to be enforceable in accordance with their respective terms and conditions set forth in this Agreement.

3. Services. In making the Services available during this Agreement, LLC shall use substantially the same degree of care as it employs in making the same Services available for its own operations to its other customers. During the Initial Term of this Agreement and any renewal term (and with respect to Sections 3.4 and 3.5, also during the Post Termination Supply Period), LLC shall provide Vet USA with the following with respect to the Products (collectively, the “Services”):

3.1. Product Development. LLC will source, test, develop, and perform product research and development, including without limitation, that specified in Section 8, development of specifications and pricing targets.

3.2. Training. LLC will provide Vet USA with a reasonable amount of training (not to exceed five (5) days per calendar year) in the proper use and day to day routine support of the Products, as may be reasonably requested by Vet USA, in order for Vet USA to be able to exercise its rights herein. Training will be scheduled by mutual agreement as to frequency, date, and location. Costs for round trips, meals, lodging, and other expenses of the dispatched personnel of LLC for training shall be borne by Vet USA.

3.3. Support Materials. As they are available for general release, LLC will make available to Vet USA, for download in electronic format, LLC’s customer service materials, training materials, troubleshooting materials, and marketing materials, for use by Vet USA in developing its own materials. LLC agrees to cooperate with Vet USA by providing documents and information necessary for regulatory filings.

3.4. PACS and Data Hosting. LLC shall provide to Vet USA, to the extent reasonably requested and paid for pursuant to this Agreement and the License Agreement, the services to be provided by Vet USA to a Customer as listed under Exhibit C “Master Warranty and Support Terms and Conditions” (“MWSTC”) that is in force and enforceable with that Customer, or otherwise reasonably necessary from time to time to distribute and support Products in accordance with this Agreement, including but not limited to, the services set forth under the PACS and Data Hosting portion of Exhibit A.

3.5. Logistics and Management. LLC shall provide to Vet USA, to the extent reasonably requested and paid for pursuant to this Agreement and the License Agreement the logistics and management services set forth on Exhibit D; provided, however, that if after one year from the commencement of this Agreement, or earlier by mutual written agreement, Vet USA requests in writing to remove a specific service set forth on Exhibit D, following ninety (90) days notice, LLC shall cease to provide such service and shall not be obligated to provide such service thereafter.

4. [Intentionally omitted].

5. Software Products. LLC will provide Vet USA the licenses to Software, for Customers in the Territory, subject to payment of all amounts when due, in accordance with the terms and conditions of the License Agreement and MWSTC. Software excludes the operating system of the computer CPU.

5.1. Updates and Fixes. LLC will correct or cause to be corrected any failure of Software to perform substantially in accordance with LLC’s documentation, including corrections for programming errors, bug fixes and error corrections, either by updating or replacing the Software or by taking appropriate corrective action.

5.2. Compatibility Updates. LLC will provide or cause to be provided such updates to the Software as are necessary to make the Software compatible with new releases of the Equipment and operating systems approved by LLC on which the Software is licensed to run; provided, however, that LLC shall ensure that the Software is compatible with at least one version of the Equipment and operating systems that are then currently supported by their manufacturers. Updates shall be provided to Vet USA via Internet upload and will include necessary documentation.

5.3. Software Support. During the term of this Agreement and during the Post Termination Supply Period, LLC agrees to use commercially reasonable efforts to provide to Vet USA the support offered to Customers in the Software Support Agreement of MWSTC (“Support”) during the Initial Support Term and any Renewal Support Option (as defined in the MWSTC) for which Vet USA has paid pursuant to Section 6.3 hereof. Notwithstanding anything in this Section 5.3, Support shall end on the final day of the Post Termination Supply Period, unless otherwise agreed to in writing, in advance, by and between LLC and Vet USA or LLC and Customer(s).

6. Compensation. In consideration of LLC’s performance pursuant to this Agreement, Vet USA agrees to pay LLC as follows:

6.1. Subject to Section 2.4 above, LLC agrees to the provide Vet USA the following services on an ongoing basis. The services in (a), (b), (c) and (f) shall be at the lower of the prices set forth below or the prices, terms and discounts offered to other resellers or distributors of LLC, excepting only those human medical distributors or resellers located, and for distribution, in China (the “MFN Pricing”):

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

(a) A fee of [***] for each Study under Data Hosting (as defined and limited by MWSTC);

(b) A fee of [***] for each Data Migration (as defined and limited by MWSTC). Such Data Migration shall only occur upon LLC’s receipt of a purchase order from Vet USA;

(c) A fee of [***] for adding each DICOM Node (as defined and limited by MWSTC). Such DICOM Node addition shall only occur upon LLC’s receipt of a purchase order from Vet USA;

(d) An annual fee, payable on March 1 of each calendar year, of [***] for Data Hosting usage and availability, including any upgrades, updates, fixes, or enhancements, if any, of Data Hosting;

(e) Timely payment of License Agreement fees;

(f) A fee of [***], plus reimbursable, actual, documented travel expenses and incidentals submitted on an expense form, for performance of an on-site installation, service call, warranty call, demonstration, or education of a Vet USA customer by an LLC employee; and

6.2. The price for those portions of the Products not otherwise set forth in Section 6.1 above, at LLC’s cost (see Section 11 “Prices”);

6.3. A monthly fee for the Support services set forth in Section 5.3. The monthly fee shall be at LLC’s cost for services provided. LLC’s cost shall be allocated pro rata on the basis of total gross revenues amongst Vet USA and all affiliates of LLC being provided such Support; provided, however, LLC may make a one time election upon written notice to Vet USA to change such allocation to the basis of total time spent providing Support among Vet USA and all affiliates of LLC being provided such services from time to time. The monthly fee for Support will be invoiced monthly and payable net 30 days from the date of Vet USA’s receipt of each such invoice. Such fees shall be payable by Vet USA only for so long as such services are being provided to Vet USA.

6.4. A monthly logistics and management fee for the services set forth on Exhibit D to this Agreement. The monthly fee shall be at LLC’s cost for services provided. For any specific LLC cost that is solely for the benefit of Vet USA, 100% of that cost will be allocated to Vet USA. For any specific LLC cost that is for the benefit of Vet USA and another affiliate of LLC, such cost shall be allocated pro rata on the basis of total gross revenues among Vet USA and all affiliates of LLC being provided such services from time to time, to be invoiced monthly and payable net 30 days from the date of Vet USA’s receipt each such invoice. Such fees shall be payable by Vet USA only for so long as such services are being provided to Vet USA.

7. Disclaimer, Limited Liability. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY’S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED FOUR MILLION DOLLARS. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY ARISING OUT OF, OR OTHERWISE RELATING TO, THIS AGREEMENT, FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, COLLATERAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY OR ANY THIRD PARTY INCLUDING, WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS OR REVENUES, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTION OF BUSINESS, INJURY OR DEATH TO PERSONS OR DAMAGE TO PROPERTY, WHETHER BASED ON BREACH OF CONTRACT, TORT OR ARISING IN EQUITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. Research and Development Obligations of LLC. During the term of this Agreement, LLC will continue to perform its usual and customary research and development activities in the ordinary course of business. When not limited or prohibited by contractual limitations, provided that LLC uses commercially reasonable efforts to avoid such limitations, any results of LLC’s research and development efforts that can be commercialized in the Territory will be added to “Products” on Exhibit A of this Agreement, at Vet USA’s option.

8.1. LLC Modification and Upgrades to Products. LLC will use commercially reasonable efforts to update the Products so that they will be competitive in the Territory. LLC agrees to use commercially reasonable efforts to provide Vet USA with such new Equipment or Software modifications or upgrades, under terms that are reasonable and negotiated in good faith between the Parties. In the event that such upgrades or modifications include substantial development work, LLC will provide an estimate and a scope of work to Vet USA for the non-recurring engineering fee for such work (“New Development Cost”). Vet USA shall approve or disapprove of the New Development Costs. If Vet USA declines to approve New Development Costs, LLC shall be under no obligation to provide Vet USA the resulting Products, Software, features, modifications, benefits, or upgrades, arising from the New Development Costs, or future iterations arising therefrom.

8.2. Distribution of Modifications and Upgrades. Vet USA shall have the right to implement new versions of the Equipment and Software as they become available. Vet USA may upgrade any field inventory and implement the new versions subject to Vet USA’s timetable for minimizing rework and obsolescence, provided however that Vet USA shall bear all costs for such work, rework, or upgrades to field Equipment or Software, whether owned by Vet USA or End User customers of Vet USA.

8.3. Vet USA Proposed Enhancements. Vet USA may, from time to time, request significant functionality enhancements to Software or Equipment. Vet USA shall communicate the proposed enhancement, with a written request. LLC will respond with a written estimate of the scope of work and the total fee, if any, for the proposed enhancement. If LLC, in its sole and absolute discretion, agrees to develop any such enhancements, the Parties may enter into a mutually agreeable written scope of work, setting forth the terms and conditions, price, and New Development Costs of the development of such enhancements, which may provide for additional payments by Vet USA to LLC. The fee for any such enhancements will be paid at a rate agreed upon by the parties. The Intellectual Property shall accrue solely to LLC, unless otherwise agreed to in writing, in advance, by the Parties.

8.4. Product Modifications. Effective nine (9) months after providing written notice to Vet USA, LLC may discontinue the manufacture of any specific Product, provided that LLC shall (i) maintain the capability to repair or replace, with new or used items, the discontinued Products as required by in force MWSTC for each Product sold (but not for Products for which warranty and support coverage pursuant to MWSTC has expired and in no case longer than five (5) years from the time the Product was delivered or sold to Vet USA), and (ii) maintain the capability to provide documentation and spare parts (at a price not to exceed (3) three times actual out of pocket cost) for discontinued Products for a minimum of five (5) years after the written notice of such removal. LLC may make changes to any manufacturing source, controlled process parameters or sources and materials used with respect to the production of any of the Products and to otherwise modify any of the Products; provided, however, that LLC will provide Vet USA with at least sixty (60) days written notice of any changes in the form, fit, performance, or function of any of the Products, along with details of such changes. In the event LLC replaces or updates a Product, Vet USA shall be entitled to acquire the updated or replaced version under the same terms as set forth in this Agreement. Pricing and relevant terms and conditions for new products and new product lines, intended for use by Customers in the Territory, shall be negotiated in good faith by the Parties and shall, unless otherwise negotiated in good faith and agreed to in writing by the Parties, be based upon the same pricing, Costs (as defined in Section 11.2 below), and logistics fee principles as set forth herein.

8.5. Original Manufacturer Disclosure. The Parties understand and agree that Products may be manufactured by suppliers of LLC (each an “Original Manufacturer”). Product from an Original Manufacturer will be subject to the terms and conditions negotiated between LLC and the Original Manufacturer, from time to time. During any negotiations with an Original Manufacturer, LLC shall use its most reasonable commercial efforts to maintain terms and conditions consistent with this Agreement. In the event of a materially adverse change, as it relates to this Agreement, in terms or conditions between LLC and an Original Manufacturer, LLC shall notify Vet USA of such materially adverse changes and the Parties shall use their most commercially reasonable efforts to mitigate the effect of the adverse changes and to modify this Agreement in light of such circumstances. In no event shall LLC be liable, under any theory, for damages, direct, indirect, or consequential, whether or not LLC has prior knowledge, arising from or relating to an adverse change in terms or conditions between LLC and an Original Manufacturer. LLC shall use its most reasonable commercial efforts to enforce its warranty and other rights against the Original Manufacturers. In the event that LLC is unable or unwilling to enforce such rights, LLC shall assign such rights to Vet USA for enforcement and LLC agrees to cooperate with Vet USA in such enforcement.

8.6. Vet USA Access to Locked Product Equipment. If any Product is delivered or is modified by LLC with a feature or configuration that is designed to or results in a “lock out” of a third party that prevents a third party software from operating the Equipment, while still allowing LLC Software to operate the Equipment, then LLC shall make available to Vet USA the “unlocking” feature and protocol, during the Agreement and for a period of five (5) years following termination of the Agreement (except for termination by LLC for Cause), so that Vet USA can operate the Equipment with third party software.

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

9. Orders and Shipment.

9.1. Order Placement. In placing purchase orders with LLC, Vet USA shall detail the quantity of each digital x-ray detector Equipment, Software Product, acquisition console Equipment and X-ray generator Equipment. Vet USA shall place all orders with a requested receipt date of sixty (60) days or later from the date of the transmission of its written purchase order to LLC (“Lead Time”).

9.2. Order Acceptance. The orders shall not be binding unless and until they are accepted by LLC in its sole discretion, which acceptance shall not be unreasonably withheld, and provided that acceptance shall be deemed to have occurred fifteen (15) days after receipt by LLC of each order. Once the order is accepted by LLC pursuant to this Section 9.2, it is binding and not cancellable by Vet USA.

9.3. Minimum Annual Volume. A “Unit” is defined as the combined purchase of at least one (1) digital x-ray detector equipment (of any type or brand) together with one (1) copy of Software purchased by Vet USA from LLC for use or sale together as a unit. Vet USA shall purchase an annual minimum quantity of Units in each calendar year that is equal to or greater than [***] (“Minimum Annual Volume”). Minimum Annual Volume shall rise three (3%) percent (rounded up to the nearest Unit) per calendar year for each year of the Agreement. For the purposes of this Section 9.3, Products shall be considered purchased when received and accepted by Vet USA and paid in full; provided, that if LLC is unable to timely supply Units that were ordered by Vet USA within the Lead Time to provide for delivery within the calendar year, such ordered Units shall be considered to have been purchased by Vet USA during such calendar year for purposes of calculating Vet USA’s purchasing of the Minimum Annual Volume in that year. For the avoidance of doubt, in 2013, the Minimum Annual Volume is [***]. In 2014, the Minimum Annual Volume is [***] Units, and so on. Vet USA must purchase the Minimum Annual Volume in 2013 and 2014 or pay the Take or Pay Payment. Thereafter, Vet USA’s failure to purchase the Minimum Annual Volume shall have the effects set forth in Section 2.3 above.

10. Exclusivity. Subject to Sections 2.3 and 2.4 above, Vet USA is hereby granted exclusive rights during the term of this Agreement to purchase the Products for distribution in the Market, in the Territory, to Customers as set forth in Section 1.1.

10.1. LLC Efforts to Protect. Upon receipt of a violation of Territory notice from Vet USA, LLC shall use its most reasonable commercial efforts to protect the Territory, including (i) legally voiding warranty and software license renewal, (ii) refusing software activation or reactivation on Products illicitly sold and (iii) requesting from the party responsible for illicit sale of the Products in the territory the disgorgement and payment to Vet USA of profits from the sale of the Products in the Territory.

10.2. Exclusive Territory Protections by LLC. LLC shall not knowingly allow any party to sell, directly or indirectly, or export any Product into the exclusive Territory.

10.3. No Services to Competitors. During the term of this Agreement, LLC shall not perform Services in the Territory for any company that is in direct competition with the business from Customers for the Products of Vet USA, without prior written consent of Vet USA.

10.4. No Export or Gray Market by Vet USA. Vet USA undertakes not to sell, lease or lend, or knowingly participate in any way, directly or indirectly, through one or more relationships or contracts in the sale, lease, lending or other distribution of, the Products or any products or services that contain, in whole or in part, the Products, for use, demonstration, resale, or export outside of the Territory.

10.5. Exclusive Provider. Subject to Section 2.1 above, without the prior written consent of LLC, during the Initial Term or any renewal term of this Agreement, Vet USA shall not sell, lease, lend, purchase, develop or evaluate for sale, directly or indirectly, through one or more relationships or contracts, any products that, in the reasonable judgment of LLC, are, would, or contain technologies competitive with the Products or Services. This limitation shall include, but not be limited to digital radiography detection components devices or panels, digital radiography acquisition software, PACS, or Data Hosting from any other third party, company, or entity (“Competitive Products”). For purposes of this Agreement, panels shall include, but not be limited to digital radiography flat panel detectors, computed radiography, and CCD based technologies. Vet USA may take as a trade-in on and credit towards the sale of new Products used products owned by Customer(s), and Vet USA may sell up to a total of seventy-five (75) used and refurbished products per year, and such units shall not be deemed Competitive Products. Notwithstanding the foregoing, in the event that, during the Initial Term or any renewal term of this Agreement, LLC is unable to timely supply for a period of more than sixty (60) days Vet USA’s orders of Competitive Products or other Products or Services limited by this Section 10.5, Vet USA may, for so long as such inability continues and a reasonable sell-off period thereafter, purchase and distribute any such Products, Services or Competitive Products from third parties without limitation.

10.6. Marketing and Tradeshow Freedom. Notwithstanding anything herein to the contrary, no limitation or prohibition shall be placed on Vet USA or LLC for marketing, clinical evaluation, luminary evaluation, tradeshow marketing, and other similar marketing efforts that reasonably may benefit the sale of the Products; (i) in the case of Vet USA, inside the Territory and (ii) in the case of LLC outside of the Territory.

10.7. EUSLA and MWSTC Requirement. Vet USA shall provide all Customers who purchase or use Products or products containing Software, the MWSTC, and the End User Sublicense Agreement (the “EUSLA”) included in MWSTC. Vet USA shall require that each Customer execute a MWSTC and EUSLA as a precondition to purchasing any Products containing Software, or which use Data Hosting or result in sending Data to LLC.

(a) Each executed MWSTC and EUSLA shall be provided to LLC upon written request. Failure to provide the executed MWSTC and EUSLA to LLC for any particular sale of Products is a material breach of this Agreement.

(b) LLC may modify or alter MWSTC or EUSLA for subsequent use, provided that LLC shall provide a written copy, in Microsoft® format, of each modification. Within ten (10) days of receipt of modified MWSTC or EUSLA, Vet USA will (i) accept the modifications (acceptance not unreasonably withheld) or (ii) object in writing with written proposed edits and the parties will, time of the essence, endeavor to quickly reach agreement and acceptance. Upon acceptance, Vet USA shall cease using former versions, and all transactions with Customers thereafter between Vet USA and Customers shall be by and under the latest version(s).

(c) Vet USA agrees to not modify MWSTC or EUSLA or the requirement in Products that EUSLA be accepted prior to the use of Software.

11. Price, Acceptance, Defective Product, and Payment.

11.1. Prices. The prices for the Products to be purchased by Vet USA during each calendar year shall be as set forth in writing from time to time, subject to Section 2.4 and 6. Amounts due hereunder shall payable Net 15 Days in 2013 and Net 30 Days thereafter.

11.2. All prices for the Products are “net amounts” in US Dollars, and are exclusive of all (i) freight and shipping, (ii) state and local taxes, (iii) levies, duties, customs, VAT, and assessments, (iv) out-of-warranty costs and expenses not covered or reimbursed under Section 13 “Product Warranty” of this Agreement (“Costs”).

(a) Vet USA shall be responsible for the payment of all Costs imposed on the Products, Support, and Services supplied to Vet USA hereunder, excluding taxes based upon on LLC’s net income from the transactions.

(b) Any Costs to be borne by Vet USA but which are paid by LLC and not invoiced at the time of delivery of Products or Services shall be invoiced to Vet USA by LLC, and Vet USA agrees to pay LLC, without delay for any reason, including claim of error or dispute of amounts due.

(c) Any disputes for Costs shall be pursued between Vet USA and the authority imposing the Costs, or in the case of allocation Costs from LLC, between Vet USA and LLC, using all reasonable efforts, without undue delay, to amicably resolve any dispute. LLC shall reasonably cooperate with Vet USA to resolve any disputes by providing documentation and other supporting evidence in existence to support the Costs charged.

11.3. Acceptance and Defective Products. All claims for error, damages, defects, shortages and non-conformities in any shipment discovered by reasonable inspection shall be made in writing to LLC (together with detailed descriptions and evidence thereof) within ten (10) days after receipt of the Products at Vet USA’s receiving dock (“Defective Product”). Failure to make such claim within such period shall constitute acceptance of the shipment (“Acceptance”).

(a) The extent of LLC’s liability for Defective Product under this warranty shall be limited to replacement of any Defective Products, freight prepaid to Vet USA’s receiving dock. Recovery of Defective Product(s), shall be at LLC’s sole expense, provided however that Vet USA agrees to use its most commercially reasonable efforts, at LLC’s cost, to repackage and make Defective Product(s) prepared and available for shipment in its original packaging. In no event shall LLC be liable for consequential or indirect damages regarding the Products.

(b) There shall be no claims based on defects in cases of damage arising after the transfer of risk at LLC’s delivery dock, from Vet USA’s faulty or negligent handling, or Vet USA’s excessive strain on the Products. Claims based on defects resulting from improper modifications or repair work carried out by Vet USA or third parties and the consequences thereof shall be excluded.

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

11.4. Payment Instructions. The full payment is due net 15 days in 2013 and net 30 days thereafter and must be settled by wire transfer of immediately available funds, issued by a first class, international bank, satisfactory to LLC at the following bank (or as may be modified from time to time in writing by LLC):

Receiving Bank: [***]

[***]

Phone # [***]

Beneficiary: Cuattro LLC

Beneficiary’s Address:1618 Valle Vista Blvd / Pekin, IL 61554

Beneficiary’s Account Number: [***]

Beneficiary’s Routing/ABA Number: [***]

12. Representations and Warranties.

12.1. Mutual Representations and Warranties. Each Party hereby represents and warrants as of the Effective Date and at all times throughout the term of this Agreement: (a) it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution of this Agreement by such Party and performance of its obligations thereunder comply with all applicable laws, rules, and regulations (including privacy, export control and obscenity laws); (c) when executed and delivered, this Agreement will constitute a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms; and (d) the execution, delivery and performance of this Agreement by such Party will not violate any agreement or instrument to which such Party is a party or is otherwise bound.

12.2. LLC Warranties. LLC represents and warrants that: (i) LLC has the requisite right and authority to provide the Products to Vet USA under this Agreement and there are no restrictions which could or would prevent Vet USA from exercising any rights granted hereunder; (ii) LLC shall perform all Services and Support requested by Vet USA under this Agreement on a professional reasonable efforts basis in accordance with the standards prevailing in the industry and in a diligent, workmanlike and expeditious manner; (iii) the Services and Support will be performed in accordance with, and/or the Products will conform to, all regulatory requirements and standards, if any. In the event of a breach of any of the foregoing warranties, Vet USA shall notify LLC of such breach after the Support or Services are rendered and/or the Products are delivered to Vet USA (as the case may be) and LLC shall re-perform the Support or Services or re-deliver the Products, as the case may be, so that they conform to the applicable warranty. In addition to the foregoing, LLC represents and warrants that it holds all permits, licenses and similar authority necessary for the performance of the Support and Services hereunder and shall deliver copies of such permits, licenses or authority to Vet USA upon request.

13. Product Warranty.

13.1. Limited Product Warranty. LLC warrants the Products (excluding Software, which is supported and not warrantied) will meet the Original Manufacturer’s published specifications and shall be free from defect in material and workmanship for thirteen (13) months from the date of Vet USA’s Acceptance of the Products (the “Warranty”). Except as expressly warranted under this Agreement, LLC hereby disclaims all warranties, express, statutory and implied, applicable to the Products, including, without limitation, any warranty of merchantability or fitness for a particular purpose. This warranty does not extend to any Products that have been, other than by LLC, (i) subject to misuse, neglect, accident or abuse or other use or condition prohibited by or that would void Warranty or Support under the MWSTC, (ii) improperly repaired, altered or modified in any way, (iii) used in violation of instructions furnished by LLC or (iv) in contravention of generally accepted usage standards in the veterinary digital radiography industry for similar Products. Vet USA shall solely bear all costs to retrieve all Product(s) requiring warranty service and LLC shall solely bear all costs to return to Vet USA all Product(s) received for warranty service. Vet USA shall reimburse LLC for shipping and handling charges incurred by LLC for inspection and testing of Products found to not be defective by LLC.

13.2. Repair-Replace Warranty. LLC warrants its repair work and replacement parts for the greater of (i) a period of 45 days from receipt by Vet USA of the repaired or replaced Product or for the balance of the warranty period as set forth in Section 13 “Product Warranty.” Any claim arising under this Section shall be settled by amicable cooperation between LLC and Vet USA, to minimize or avoid unnecessary expense and time. LLC may repair, replace, with new or refurbished parts, materials or Products in fulfillment of this Warranty.

13.3. Manufacturer Warranty. LLC will use its most commercially reasonable efforts to obtain and assign to Vet USA Original Manufacturer’s warranty, service, maintenance and parts in support of the Products under the Warranty.

(a) LLC will provide international logistics, import-export-tariff logistics, Return Material Authorization coordination, and other functions in support of obtaining Warranty from an international Original Manufacturer of the Product or major components thereof.

(b) LLC will use its most commercially reasonable efforts to cause to be corrected any failure of Equipment to perform substantially in accordance with the term of the Original Manufacturer’s warranty.

13.4. Extended Maintenance Offer. LLC shall offer extended Equipment warranty for an additional twelve (12) months following the expiration of the Warranty. Up to thirty (30) days prior to the expiration of the Warranty period then in effect, Vet USA shall have the option, but not the obligation, to purchase such extended warranty for each Product. Pricing for such extended warranty shall be at a cost to Vet USA of fifteen (15%) percent of the Quantity multiplied by the price actually paid for the Product when such Product was originally purchased by Vet USA. If not purchased on time, the offer to extend Equipment warranty service is void, unless expressly accepted by LLC in writing, on a case-by-case basis. Extended warranty is by and between LLC and Vet USA, for the benefit of Vet USA, not Vet USA’s Customer.

14. Technical and Sales Assistance.

14.1. Vet USA Support of Customers. Technical assistance is by and between LLC and Vet USA and is for the benefit of Vet USA, not Vet USA’s Customers. Vet USA agrees to provide, timely and knowledgeable maintenance and support service to Customers and to utilize LLC as a resource, but not the primary or sole contact point for Customer Support, unless otherwise agreed in writing between the Parties.

14.2. Support Times. LLC will provide or cause to be provided direct technical support (the “Technical Support”) to Vet USA from 9:00 a.m. through 6:00 p.m. Central Standard Time (CST).

14.3. Service Level for Technical Support. LLC will work with Vet USA to determine the severity level for each individual situation, based upon the definition of “Level 1”, “Level 2” and “Level 3” in MWSTC. LLC will use commercially reasonable efforts to provide Technical Support in order to resolve identified problems according to the following severity levels.

(a) Equipment Severity Level 1: within fourteen (14) working days

(b) Equipment Severity Level 2: within twenty-one (21) working days

(c) Equipment Severity Level 3: within thirty (30) working days

(d) Software Severity Level 1: within seven (7) working day

(e) Software Severity Level 2: within fourteen (14) working day

(f) Software Severity Level 3: within twenty one (21) working days

14.4. Upon Vet USA’s written request, LLC shall use commercially reasonable efforts to support Vet USA’s sales, marketing, and training demonstrations (the “Sales Support”). Such Sales Support shall be at times and places which are mutually agreeable to both Parties. Costs for round trips, meals, lodging, and other expenses of the dispatched personnel of LLC for training shall be borne by Vet USA.

14.5. For purposes of this Agreement, Technical Support and Sales Support shall be referred to collectively as the “Support”.

15. Vet USA’s Additional Responsibility.

15.1. Vet USA shall maintain adequate stocks of the Products to meet its Customer’s demands, including those for advanced replacement loaners in furtherance of Warranty, on a timely basis.

15.2. Vet USA shall use reasonable commercial efforts to undertake for its own account advertisement and sales promotions of the Products.

15.3. Vet USA shall use reasonable commercial efforts to provide all warranty, installation, technical support, shipping and communications to and between Customers and Vet USA.

15.4. Vet USA shall make timely payment of all amounts due hereunder.

15.5. Vet USA shall provide for, by separate agreement(s) and arrangement(s), any or all commercial and logistics work for products not specifically provided for in this Agreement, such as ultrasound.

16. Proprietary Rights.

16.1. Intellectual Property. “Intellectual Property” shall mean all drawings, designs, models, specifications, documentation, software, firmware, user interfaces, inventions, designs, techniques, processes, business methods, customer information, marketing programs, Distributor information, know-how, mask-works, copyrights, copyrightable materials, patents, trade secrets, software code, software schema and any other information or materials protected under any intellectual property laws in effect anywhere in the world, and any applications, registrations or filings relating thereto. Each Party retains all rights to its pre-existing Intellectual Property. Except as provided for expressly in this Agreement, no license, right or ownership is granted, by implication or otherwise, to a Party’s Intellectual Property. As of the date of this Agreement, neither Party claims any rights to, nor ownership in, the other Party’s Intellectual Property, and neither Party claims the existence of any jointly owned Intellectual Property between the Parties.

16.2. No Modification. Except as may be required to integrate the LLC’s Intellectual Property into Vet USA’s products, Vet USA shall not: (i) modify LLC’s Intellectual Property or (ii) authorize Vet USA’s end users or third parties to do the same. Neither Party shall evaluate or attempt to authorize, assist, perform, or support the reverse engineering of the other Party’s Intellectual Property, and shall promptly notify the other Party immediately upon obtaining knowledge of such activities.

16.3. No Right. Except as expressly set forth herein, neither Party is granted any right to the other Party’s software or Intellectual Property, even if the software or Intellectual Property is incorporated into any Products or Software. Nothing herein, or in any way related to this Agreement or interaction or non-action or delay between the Parties or their assigns, shall grant, transfer, or cause to be shared, with the other Party, any rights in and to either Party’s software, in any form, firmware, designs, component sources and specifications, documentation, or Intellectual Property. This Section 16.3 shall apply, whether or not either Party or any third party products are incorporated in, embedded in, merged with, or otherwise associated with a Party’s products.

16.4. Survival of Proprietary Rights. Sections 16.1, 16.2, and 16.3 shall not expire, and shall survive the termination of this Agreement.

16.5. Software License. Certain rights to license the Software in the Products are granted to Vet USA by the License Agreement (the “Software”). The Software is licensed, not sold. Vet USA agrees that any Software, regardless of format, provided by LLC to Vet USA, will only be used with the Products, in the Territory, and will not be used in conjunction with any products from any third party that manufactures, develops, buys, leases, or sells or resells, including Competitive Products, except as may be provided for in Section 2.3 of the License Agreement. Vet USA shall not provide, disclose or distribute Software or any portion thereof to any third party outside of the Territory without the prior written approval from LLC. Software is protected by copyright, trademark, and trade secrets laws, international treaty provisions and various other intellectual property laws. Vet USA may not copy, modify, reverse engineer, decompile, or disassemble any Software. The Software’s component parts may not be separated for any use. Vet USA may not remove, modify or alter any copyright or trademark notice from any part of Software, including but not limited to any such notices contained in the physical and/or electronic media or documentation, in the set-up dialogue, EUSLA, ‘about’ boxes, or internet or applet notices. Vet USA’s license is not assignable by Vet USA except upon prior written consent of LLC. Vet USA may not directly or indirectly use the Software or Product to benchmark against a Competitive Product.

16.6. Right to Sublicense. In the Territory, subject to ordering, payment, and the terms and conditions set forth in the MWSTC, EUSLA, the License Agreement, and this Agreement, Vet USA may sublicense to Customers the nonexclusive and personal right to use, in object code format only, the Software for the life of the Product associated with such Software, in the Territory. Software will, from time to time, require re-activation and/or re-registration by the end user, to ensure that, at regular intervals (generally Calendar Year), the Software is documented and authorized to be in use by an authorized Customer, in good standing, in the Territory. In the event a Customer is not authorized or is in violation of the MWSTC or EUSLA or has been shown to export outside of the Territory any Product that includes Software, LLC reserves the sole and exclusive right, without any penalty payment, cost, or refund to Vet USA or Vet USA’s Customer, to decline to renew, re-activate, or re-register the Software for use by the Customer or any other party.

16.7. Trademark Ownership; Rights. Vet USA is hereby granted the right to use LLC’s trademarks and trade names, in the Territory. Vet USA agrees, without condition, that by executing this Agreement, LLC is the sole owner and beneficiary of the trademarks, copyrights, and trade names “CloudDR™”, “Cloudbank™”, “ViewCloud™”, “SupportCloud™”, “Uno™”, “Slate™”, and “Copilot™”, for use in the Territory. Except as specifically granted in this Agreement, neither Party shall acquire any right, title or interest in any of the other Party’s trademarks, copyrights, trade names, nor other intellectual property and proprietary information. Vet USA agrees that it will not remove, alter, obfuscate or otherwise modify, in any way, any copyrighted logos, brands, or any copyright or trademark notices or other proprietary rights notice placed in or on the Products or Software. No rights are granted to Vet USA under this Agreement to make or cause to be made any of the Products or Software, or otherwise use the Products or Software, for any use other than in connection with the resale, installation and support of such Products and Software. No express or implied licenses with respect to Software are granted to Vet USA, except as otherwise expressly set forth herein or in the License Agreement between the Parties.

17. Confidential Information.

17.1. Confidentiality. “Confidential Information” means any proprietary or confidential information of a Party which may be disclosed to the other Party under this Agreement, including without limitation all prices, discounts or product specifications, designs, software, software code, drawings, reports, interpretations, forecasts, plans, records, technical or other financial or business information of any kind of a disclosing Party regarding the subject matter of this Agreement, together with any notes or other documents prepared by a receiving Party or others which reflect such information. No Confidential Information disclosed by either Party to the other in connection with this Agreement shall be disclosed to any person or entity other than the receiving Party’s employees and contractors directly involved with the receiving Party’s use of such information. Such information shall be used only for the purposes contemplated by this Agreement, and such information shall otherwise be protected by the receiving Party from disclosure to others with the same degree of care accorded to its own proprietary information, but not less than a reasonable degree of care in accordance with the normal practice of the medical device manufacturing industry. To be subject to this provision, information must be delivered in writing and designated as “proprietary” or “confidential” or, if initially disclosed orally or visually, must be confirmed in writing as “proprietary” or “confidential” within thirty (30) days after the disclosure. Notwithstanding the preceding sentence, each party’s Confidential Information shall include all customer lists and other materials and technology owned or otherwise controlled by it whether or not so designated; provided, however, any customer lists of LLC resulting from customers of Vet USA during the term of this Agreement or during the Post Termination Supply Period (as a result of End Users being parties to the EUSLA of the MWSTC pursuant to the purchase, the provision of support services by LLC to such End Users, or otherwise) is deemed Confidential Information of Vet USA and not of LLC. Information will not be subject to this provision if it (i) is or becomes a matter of public knowledge without the fault of the receiving Party, (ii) was known to the receiving Party before the disclosure to it by the other Party, as evidenced by written records of the receiving Party, or (iii) was received by the receiving Party from a third person under circumstances permitting its unrestricted disclosure by the receiving Party. If the receiving Party is required by law, or requested by a court or administrative body, to disclose any Confidential Information of the disclosing Party, the receiving Party shall give the disclosing Party prior written notice of such requirement or request prior to disclosing such Confidential Information so that the disclosing Party may seek a protective order or other appropriate relief. Unless explicitly provided herein, nothing in this Agreement is intended to grant any rights to either Party under any patent, copyright, trade secret or other intellectual property right nor shall this agreement grant either Party any rights in or to the other Party’s Confidential Information.

17.2. Confidentiality Release. The Parties shall be released from any confidentiality obligations under this Section 17 after a period of five (5) years after the termination or expiration of this Agreement.

18. General Provisions.

18.1. Force Majeure. Neither Party shall be liable for, or be deemed to be in default for, delay of or failure in delivery or performance of any other act under this Agreement due, directly, to any of the following causes; acts of God or the public enemies, civil war, insurrection or riot, fires, floods, explosions, earth quakes or serious accident, epidemics or quarantine restrictions, any act of government or any other civil or military authority, freight carrier failure or delay, strikes causing cessation, slowdown or interruption of work. Promptly upon the occurrence of any event hereunder which may result in all delay in the delivery of the Products, LLC shall give notice thereof to Vet USA, which notice shall identify such occurrence and specify the period of delay which may reasonably be expected to result therefrom.

18.2. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

18.3. Compliance with Laws. Each Party to this Agreement shall comply with all applicable laws and regulations relating to the Products and their respective performance under this Agreement.

18.4. Choice of Law; Jurisdiction. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Colorado (excluding the choice of law principles thereof). The Parties to this Agreement hereby agree to submit to the non-exclusive jurisdiction of the federal and state courts located in the State of Colorado in any action or proceeding arising out of or relating to this Agreement. This Agreement shall inure to the benefit of, and be binding upon the parties and their respective successors and assigns.

18.5. No Partnership or Agency. Nothing in this Agreement shall be construed as creating a partnership, agency, employment relationship, franchise relationship or taxable entity between the Parties, and no Party shall have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other Party, it being understood that the Parties are independent contractors vis-à-vis one another.

18.6. No Waiver; No Amendment. No amendment or waiver of any provision of this Agreement, or consent to any departure by either Party from any such provision, shall be effective unless the same shall be in writing and signed by the Parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver or delay in enforcement or notice by any Party of any breach of this Agreement shall not operate as or be construed to be a waiver by such Party of that breach or any subsequent breach.

18.7. Assignment. This Agreement and the rights of the Parties hereunder may not be assigned without the prior written consent of the Parties hereto. Notwithstanding anything to the contrary, however, it is contemplated that LLC may assign or transfer its duties or interests hereunder to a LLC affiliate, and Vet USA shall not unreasonably object to or prohibit such assignment. Assignment shall not be unreasonably withheld by either Party.

18.8. Notices. Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the Parties at the following addresses:

If to LLC:	Kevin S. Wilson Cuattro, LLC Physical Address: 63 Avondale Lane Villa Montane #C2 Beaver Creek, CO 81620 Postal Address: PO Box 4605 Edwards, CO 81632 Phone: [***]

Copy to:	R.C. Shepard, Esq.
Stradling Yocca Carlson and Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 Fax: (949) 725-4000 Phone: (949) 725-4105

If to Vet USA:	Jason Napolitano
Heska Imaging US, LLC 3760 Rocky Mountain Avenue Loveland, CO 80538 Fax: (970) 619-3003 Phone: (970) 619-3021

18.9. Execution Counterparts. This Agreement may be executed in two or more counterparts, and by different Parties on separate counterparts. Each set of counterparts showing execution by all Parties shall be deemed an original, and shall constitute one and the same instrument.

18.10. Entire Agreement. This Agreement and the License Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto, including, without limitation, the Management Agreement.

18.11. Management Agreement. As of the Effective Date, all provisions the Management Agreement are hereby superseded in their entirety and shall have no further force or effect.

18.12. Audit Right. LLC shall maintain adequate Records (as defined below), with supporting documentation, to justify all charges, expenses, and costs invoiced to Vet USA pursuant to this Agreement for a period of not less than eighteen (18) months after payment of such invoice. Not more frequently than once per calendar quarter during the Initial Term of this Agreement and during any renewal term, during reasonable business hours and upon reasonable notice, Vet USA or its designated agent shall have the right to examine, duplicate, and audit LLC’s operations and Records as they relate to the charges, expenses and costs invoiced to Vet USA pursuant to this Agreement, and, as mutually agreed with LLC, interview third parties, at an adequate location for such effort. The term “Records” shall include all documents created or kept within the scope of this Agreement, in any form of media, with respect to any and all matters relating to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

CUATTRO, LLC		HESKA IMAGING US, LLC

By:	/s/ Kevin Wilson	By:	/s/ Jason Napolitano
Its:	Member/Officer	Its:	Chief Financial Officer
Date:	2.24.13	Date:	February 24, 2013

Exhibit A — Products

Products:
Digital Radiographic Detectors	• Flat Panel Detectors • other digital radiographic detector technologies, as available to LLC for commercial use by Customers in the Territory (for example CCD and CR)

Acquisition Workstation Equipment	• Uno™ • CloudDR™ • Slate™ • other models and brands, as available to LLC for commercial use by Customers in the Territory.

PACS and Data Hosting	Subject to MWSTC, EUSLA: • Data Hosting • Data Migration • DICOM Node addition • Cloudbank™ • ViewCloud™ • SupportCloud™ connections.

Accessories	Positioning aides, such as tunnels and tables, viewing computers, local PACS computers and monitors, local servers, and other accessories that LLC stocks in the regular course of business to fulfill the needs in the Market.

Third Party Software	Fully paid up licenses to all third party software necessary for the Products above to function in accordance with their specifications, except for third party software necessary for end user systems (other than the Acquisition Workstation Equipment) to access the PACS and Data Hosting services above.

LLC represents to Vet USA that LLC has obtained any required licenses, contracts, or rights to sell, license, and deliver the Products above.

A - 1

Exhibit B “Market, Territory, Customers”

1.	“Market” shall be defined as, the field of Veterinary Medicine, which is the practice of medicine on or for non-human species, by currently licensed veterinary medical doctors in good standing with state, federal, and professional authorities, and by entities in which a licensed veterinary medical doctor oversees the activities performed on or for non-human species.

2.	“Territory” shall be defined as the Market within the United States of America.

3.	“Customer” shall be defined as, licensed veterinarians (or entity employing or engaging such licensed veterinarians in a meaningful capacity to oversee the activities related to the Products) within the Market, within the Territory, provided that “within the Territory” means the location where the Products will reside, as opposed to the location where the order is generated.

B-1

Exhibit C Master Warranty and Support Terms and Conditions (“MWSTC”)

Contains End User Software License (“EUSLA”)

MASTER WARRANTY AND SUPPORT TERMS AND CONDITIONS (“MWSTC”)

This Agreement is the complete and exclusive statement of the terms of the contracts between the parties. No prior proposals, statements, course of dealing, or usage of the trade will be a part of any Agreement. If any terms of this Agreement conflict with any literature, Glossary, Schedule, Quotation, Purchase Order, Shipping Document, email, letter, document or other communication, then unless otherwise explicitly provided, this Agreement takes precedence. The Agreement may be entered into and modified only by a writing signed by authorized representatives of each party. Each party has caused this Agreement to be executed by a duly authorized representative on the date beside that party’s signature on this Agreement or on a Purchase Order referencing this Agreement. A signed copy of any Agreement delivered by facsimile machine or scanned email is binding and enforceable on both parties.

BY SIGNING, YOU ACKNOWLEDGE YOU HAVE READ AND AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT AND SCHEDULES

(Signature)	(Title)	(Date)

I. BENEFITS SUMMARY

Contact:	1-309-740-3422 (24 hours per day / 7 days per week / 365 days per year) or support@cuattro.com

Co-Pilot™:	Monday through Friday 8:00am to 6:00pm CST, excluding holidays, for in-depth, expert advise and Co-Pilot (with your on-screen acceptance) of your DR for training, support, optimization, technical advice, image critique, and tips by a trained Co-Pilot technician.
SupportCloud™:	24/7 Call-center voice and remote diagnostics, recovery, Service available Monday through Friday 8:00am to 6:00pm CST, excluding holidays, and for emergency, after-hours events (call-back response generally under 20 minutes).

99% Uptime:	Included

ViewCloud™ PACS:	User Customized viewing on any device at www.cuattro.com “Login” for Pro and Web (Must be Selected on Order Summary)

CloudBank™:	True Cloud-based DICOM storage and PACS by medical grade level centers. (See MWSTC) (Must be Selected on Order Summary)

Updates/Fixes:	Free

CloudDR Software:	Free Software Feature Upgrades. Hardware Upgrades may incur cost (see MWSTC).

Advanced Loaner:	Included

II. DEFINITIONS

“Agreement” means the applicable, in force and effect, most recent MWSTC, including Schedules, including Equipment Warranty Agreement (including any Initial Warranty Term and Renewal Warranty Option), Software Support Agreement (including any Initial Support Term and Renewal Support Option), and EUSLA (as defined), governing matters of Equipment, Software, and Service(s), by and between Customer, third parties or Distributors (if any), and Cuattro.

“EUSLA” means the most recent End User Software License Agreement attached hereto as Schedule A, for Software.

“Service(s)” means all services provided under the Agreement by Cuattro, limited, strictly and only to those that are specifically identified in the Agreement, to fulfill Cuattro’s obligations of warranty, support, remedy, and service hereunder.

“Equipment” means only the hardware identified in the Equipment Warranty Agreement in the Equipment Products Schedule that is also; (i) purchased from Cuattro or Cuattro’s currently authorized Distributor in new condition, as evidenced by a corresponding purchase order and other executed documents detailing Equipment, (ii) paid for in full, including associated fees and taxes, under the terms of this Agreement, and (iii) purchased by an entity in good standing with Cuattro, where that entity has adhered to uninterrupted compliance with EUSLA for Software delivered with Equipment and with the terms of this Agreement. Equipment excludes Software. Equipment may also be part of a “Product”.

“Software” means only the software license(s) identified in the Agreement, delivered with and for use in conjunction with Equipment, for which Customer has paid current amounts due, in full, under the terms and conditions accepted in writing by Cuattro, that are Cuattro branded; (i) acquisition software, (ii) image tuning software, (iii) DICOM software, (iv) PACS software, (v) web-based PACS, (ViewCloud, CloudBank, myCloud) software, and (vi) Cuattro additions, modifications, substitutions, and replacements of them. Software is not warranted. Software may be supported under a Software Support Agreement. Software is not sold, it is licensed, subject to and based upon Customer’s uninterrupted adherence to the EUSLA, the Agreement, and Software License most recently in effect on (i) in the case of a one-time, non-upgraded, non-updated, local CPU installed, thick client Software license, the date of the Software delivery to Customer, or (ii) in the case of an upgraded, updated, remote hosted, ASP, or thin client Software license or web service, on the date of Customer’s most recent use of the Software. Software excludes Equipment and Windows™ operating system. Software may also be part of a “Product”.

“Software Support Agreement” means any in force, valid, paid-up, current Initial Support Term or Renewal Support Option agreement for Software Support or Service(s) validly due under the Agreement.

“Equipment Warranty Agreement” means any in force, valid, paid-up, current Initial Warranty Term or Renewal Warranty Option agreement for Equipment Warranty or Service(s) validly due under the Agreement.

1    JANUARY 15. SUBJECT TO CHANGE WITHOUT NOTICE.

“Site” means the specific geographic location, or in the case of mobile use the specific geographic region, in which the Customer and the Equipment is located for patient care.

“Call Center” means the telephone or remote software support center available by phone, with typical initial response target of 20 minutes during normal business hours and non-holidays.

“Customer” means either; (i) a Cuattro authorized Distributor in current, good standing, who purchases or licenses Software or Equipment from Cuattro, for the express purpose of authorized resale or another use specifically allowed under this Agreement and under a valid, current agreement between the Distributor and Cuattro, or (ii) an end user customer who purchases Equipment or Software from Cuattro or from a Distributor (as defined here) currently authorized to license or to resell such Equipment or Software to that specific end user under this Agreement.

“You/Your” means Customer, Distributor, or end user customer who is or makes a claim for Service(s) under the Agreement.

“Cuattro/We/Us” means Heska Imaging US, LLC or its assigns or majority owned affiliate entities.

“Level 1” means any issue with the Software or Equipment that renders Software or Equipment unfit or non-working, for its intended use in the most basic functions of capturing, rendering, displaying, and locally storing digital radiographic images on clinical patients.

“Level 2” means any issue with the Software or Equipment that results in Software or Equipment performance that is substantially outside of Cuattro’s written specifications, but does not fall within the severity of Level 1.

“Level 3” means any issue with the Software or Equipment that that is not Level 1 or Level 2, but has performance or “bugs” that are not defined in Cuattro’s written specifications, including, but not limited to interoperability issues with third party supplied items.

“Fix” means Software generally available release that includes repair(s), removal(s), or modification(s) to Software with regard to Level 1 issues.

“Update” means Software generally available release that includes repair(s), removal(s), or modification(s) to Software with regard to Level 2/3 issues.

“Upgrade” means Software generally available release that includes new or incremental feature(s), function(s), improvement(s) repair(s), removal(s), or modification(s), major and/or minor, to Software, and may also include Update or Fix for Level 1, Level 2, and Level 3 issues.

‘Data” means Customer originated DICOM metadata, images, study information, patient information, and data and databases directly related to them.

“Data Hosting” means when Customer sends Data to Cuattro designated data center(s) and Cuattro receives and accepts such Data for storage and access by Customer, as provided for and limited by the terms and conditions of this MWSTC and other agreement that may provide for Data Hosting.

III. MASTER TERM FOR EQUIPMENT WARRANTY AND SOFTWARE SUPPORT AGREEMENTS

Unless agreed to in writing by Cuattro, or otherwise noted herein, the initial Equipment Warranty Agreement term for Equipment sold by Cuattro to Customer shall be one (1) year (the “Initial Warranty Term”), and shall begin on the earlier of; (i) thirty (30) days following delivery of the Equipment to Customer, or (ii) upon first clinical use of the Equipment. If first use is delayed for thirty (30) days or more after the date of delivery for a reason beyond Cuattro’s direct control, the Initial Warranty Term will begin on the thirtieth (30th) day after the date of delivery. The fee for the Initial Warranty Term is included in the purchase price of the new Equipment. The warranty period for any Equipment or part furnished to you to correct a warranty failure will be the unexpired term of the warranty applicable to the repaired or replaced Equipment or part. In no event shall the Initial Warranty Term, Renewal Warranty Option, or the Equipment Warranty Agreement for any Product exceed one (1) year. Notwithstanding the foregoing, Cuattro may offer and Customer may purchase successive, consecutive Renewal Warranty Options, where each Renewal Warranty Option shall give rise to a new, distinct, standalone Equipment Warranty Agreement by and between the Customer and Cuattro, separate from all prior purchases or agreements for Equipment, Software, Support, Warranty or Services. Only Equipment is eligible for Warranty. Cuattro may reject the purchase of any Renewal Warranty Option for any reason.

The Initial Warranty Term for used equipment, Customer supplied equipment, or third party equipment (“Third Party Equipment”) for which Cuattro agrees to provide a Equipment Warranty Agreement (such as Varian Paxscan™ 4336, 4343, 4030R, 4030E, 2520 Series detectors) shall be explicitly written on an attached Schedule to this Agreement, and if no explicit Schedule is so attached, there shall be no Equipment Warranty Agreement for Third Party Equipment, which shall be sold or used “AS-IS”, and no document, agreement, notation, understanding, or communication of any kind to the contrary shall be valid.

Unless agreed to in writing by Cuattro, or otherwise noted herein, the initial term of the Software Support Agreement for new Software sold to Customer by Cuattro shall be one (1) year (the “Initial Support Term”) and shall begin upon the day of delivery of the Software to Customer, or if purchased by a Distributor, thirty (30) days following Software delivery to Distributor. The fee for the Initial Support Term is included as part of license of Software from Cuattro or purchase of the Equipment which is accompanied by Software. In no event shall the Initial Support Term or the Software Support Agreement for any Software exceed one (1) year. Notwithstanding the foregoing, Cuattro may offer and Customer may purchase successive, consecutive Renewal Support Options, where each Renewal Support Option shall give rise to a new, distinct, standalone Software Support Agreement by and between the Customer and Cuattro, separate from all prior purchases or agreements for Equipment, Software, Support, Warranty or Services. Cuattro may reject the purchase of any Renewal Support Option for any reason. Only Software is eligible for Support.

All repair and/or replacement costs or Service(s) not under a valid Equipment Warranty Agreement or Software Support Agreement will be invoiced at prevailing rates. Customer must approve charges and provide pre-approved payment, prior to Cuattro’s work not under Warranty or Support coverage, which may be denied by Cuattro, for any reason. Repair or replacement so provided is guaranteed for forty-five (45) days.

2    JANUARY 15. SUBJECT TO CHANGE WITHOUT NOTICE.

IV. CUSTOMER RESPONSIBILITIES TO OBTAIN BENEFITS

To limit potential Software and Equipment downtime, Customer agrees, unless instructed otherwise, in writing, by Cuattro, to:

1.	Provide and maintain a broadband connection to the Equipment, with open firewall access for Cuattro, to provide for Cuattro’s remote access at all times. CUSTOMER’S FAILURE TO MAINTAIN A BROADBAND CONNECTION, FIREWALL ACCESS AND NETWORK ACCESS TO THE PRODUCTS BY CUATTRO MAY (i) SEVERELY DELAY, LIMIT, OR PRECLUDE SERVICE, (ii) REDUCE SYSTEM UPTIME; AND (iii) RESULT IN ADDITIONAL COSTS.

2.	Provide all assistance reasonably requested by Cuattro to assist in gathering data from the Equipment, Software and other equipment, and use best efforts to provide accurate and complete data, information regarding Service, and troubleshooting assistance.

3.	Comply with the requirements of any implementation guidelines, security procedures, or other instructions provided by Cuattro, including having access to commercially available software reasonably necessary for access to or use of Customer, Equipment, or Software information.

4.	Refrain from modifying, adding or combining any hardware or software to the Equipment or Software.

5.	Ensure the security of networked Equipment and Customer supplied equipment, by taking appropriate measures to prevent unauthorized access to Equipment and interception of communications between Cuattro and the networked Equipment, including isolating networked Equipment from other networks, setting up firewalls, and other measures to ensure security of the Equipment and Software.

6.	Ensure the Equipment is used solely in accordance with reasonable care and caution, with the requirements of the Equipment operation manuals and this Agreement, by properly qualified and licensed personnel. Provide a suitable environment for the Equipment. Maintain the temperature, cleanliness, debris-free nature and safety of that environment consistent with best care of the Equipment (including without limitation, protection from location structural deficiency; power surge, fluctuation or failure; or dust, sand, hair, fluids, moisture, chemicals or other particles or debris).

7.	Promptly notify Cuattro of the occurrence of a Warranty or Support event. Additional damage, Warranty, Support or Service(s) arising from delay in notifying Cuattro of a claim may result in refusal, delay, or additional costs invoiced to Customer for Service arising or as a consequence of such delay.

8.	Promptly cease using any Equipment or Software which may cause, has been identified as likely to cause, or does cause danger to patients, users, or any person, data loss, or data confidentiality breach, and to immediately notify Cuattro of such occurrence or likelihood of occurrence.

9.	Reasonably assist Cuattro with customer serviceable parts removal, packaging, shipment, tracking and re-install, under the direct guidance and assistance of Cuattro, using (and not deviating from) Cuattro prepared written instructions and verbal instructions.

10.	Pay all sales, use, ad valorem, excise, personal property or other tax or levy arising out of this Agreement, except taxes on Cuattro’s net income.

V. CONDITIONS FOR REMEDIES

All remedies and Service(s) are expressly conditioned and priced on all of the following:

1.	In the case of return of Equipment for Service, Customer must return the Equipment to Cuattro with a completed Return Material Authorization (RMA) describing the reason for return, date of removal, end user contact information, RMA #, and other pertinent information, in order to receive Service.

2.	Repairs and adjustments of any Equipment or Software must be made (or directed in writing) by authorized Cuattro personnel only. Unauthorized repairs or adjustments will void all Equipment Warranties and Software Support.

3.	If you want to connect any devices made by other companies to Equipment or Software, ask Cuattro for assistance. Only approved peripheral devices may be connected. Connecting non-approved peripheral devices or software to Equipment or Software may void the Warranty and Support.

4.	High-energy applications using Equipment void Warranty. Customer is solely responsible for proper collimation and radiation dose.

5.	All Equipment and Software must have been used under normal operating conditions, for the intended use, within the respective specified ratings, operating instructions, specifications, environmental limits, maximum duty cycles, and according to Product documentation and manuals. Misuse, abuse, including dropping of Products or other physical damage, improper installation, or improper environmental conditions will void all Service(s), Equipment Warranty and Software Support. Cuattro shall make the final determination in its sole discretion as to whether failure occurred in normal operation (thereby covered for Service(s)) or whether Equipment or Software was subjected to other than normal operation or environment (thereby excluded from Service(s)), in which case Service(s) will be billable as not under a valid Equipment Warranty or Software Support Agreement.

6.	Cuattro’s records shall determine the remaining Warranty or Support period with respect to Products and eligibility for Service. Cuattro’s determination shall be final, unless Customer presents reliable, written evidence that a Service claim is covered by and within a current, valid Agreement.

7.	Cuattro reserves the right to change the duration, frequency, type, nature, form, providing party, Data Hosting, and any other aspect of the Service, Support, Warranty, or Product without the prior approval of or notification to Customer, so long as such changes do not have a material adverse effect on the overall Customer’s benefits hereunder.

8.	If any Equipment or Software is purchased by or through a third party (Distributor), authorized by and in good standing with Cuattro at the time of purchase or license, then the Equipment Warranty Agreement and/or Software Support Agreement shall be solely for the benefit of the Distributor, and not the customer of the Distributor. In such cases, customer of Distributor may obtain service through Distributor.

9.	Cuattro may fulfill its obligations by obtaining the benefit of any original equipment manufacturer warranty available to Cuattro, and in so doing, the remedies available hereunder shall be subject to the limits, terms and conditions of such original equipment manufacturer warranty or support.

3    JANUARY 15. SUBJECT TO CHANGE WITHOUT NOTICE.

VI. EXCLUSIONS FROM COVERAGE

Services under Agreement(s) and any purchase involving a trade-in of Customer property DO NOT include (i) the provision and maintenance of a broadband connection to the Equipment; (ii) the provision of security measures to protect Site network from unauthorized access or virus; (iii) support for remote connectivity solutions not installed by Cuattro; (iv) support, counseling, recommendation or instruction for the repair, replacement or disposal of accessories, power supply equipment or consumable items, including without limitation batteries, cassettes, computers, monitors, intensifiers, generators, tables, magnets, radiation sources, tubes, compressors, film processors, chemicals, software, hard drives, bulbs, glassware, dyes, or storage media; (v) the provision, support, counseling recommendation, instruction, payment, or reimbursement of any rigging, removal or facility cost, including monitor mounting, cable installation, computer mounting, network cabling, or other activities related to information technology; (vi) material and labor costs associated with existing facilities (e.g. wire, termination fields, network facilities, electrical infrastructure, equipment room, peripherals, or adjuncts); or (vii) temporary installation of equipment for testing, training, and other purposes. Cuattro bears no responsibility for failure to provide Services because of difficulties with broadband connectivity or factors out of Cuattro’s control. No Agreement or agreement(s) shall cover, to the extent that malfunction or request for Service, Warranty or Support is caused by, in Cuattro’s reasonable opinion, (i) accident, abuse, alteration, misuse or neglect, (ii) failure to use Products under normal operating conditions or environment or within Cuattro specified ratings or according to Cuattro operation instructions (including damage from liquid or temperatures outside of environmental and duty cycle ranges), (iii) lack of routine care or maintenance, (iv) failure to use or take any proper or reasonable precautions or failure to use Products for their intended use, (v) user modification of any Equipment or Software, (vi) connection of any device or peripheral to the Products that has not been approved in writing by Cuattro prior to such use, (vii) latent defects discovered after expiration of the applicable warranty period, (viii) consultation or training to assist your development or modification of any software or protocols, or (ix) material and labor costs associated with reusing existing facilities (e.g. wire, termination fields, network facilities, equipment, peripherals, adjuncts, existing x-ray generators or their components) and temporary install of any item for testing, or any purpose. No Equipment Warranty or Software Support includes coverage for (i) Customer-supplied software, (ii) equipment warranted by another manufacturer, (iii) replacement of expendable, consumable or limited life items, including X-ray Tube(s), detector tunnels, grids, carry bags, hand clickers, foot pedals, containers, batteries, bulbs, radiation sources, storage media, and/or additional protective or patient positioning devices used with the Products, (iv) new personnel training, education, continuing education credits, or professional or regulatory accreditation. Equipment Warranty or Software Support or Services NEVER extend beyond the Equipment or to devices not provided by Cuattro or to any facilities connected to, providing power or data to, drawing power or data from, or in any way associated or linked to the Equipment or Software.

VII. PROPRIETARY SERVICE MATERIALS (NO RIGHT)

In connection with the Service(s), Warranty, Support, installation, configuration, maintenance, repair, and/or de-installation of the Equipment or Software, we may deliver to the Site items or Advance Loaner(s) that are not Yours. The presence of this property within the Site will not give you any right or title to it or any license or other right to ongoing access, ongoing use, to keep or to decompile this property. Any access to or use of this property by anyone other than You, as limited by this Agreement, or Cuattro personnel, is prohibited. You agree that you will use best efforts to protect this property against damage, loss or use of this property contrary to this prohibition. You agree to provide Cuattro unrestricted access to this property during business hours, and to assist Cuattro with its return or recovery, without condition, delay, or assertion of any right to borrow, keep, use or own this property.

VIII. DATA HOSTING

LIMITATIONS ON USE OF DATA BY CUATTRO AND CUSTOMER RIGHT OF RETURN OF DATA

In connection with all Data confirmed to have been received by Cuattro, by any means, including but not limited to product demonstration, Cuattro may retain possession and ownership of one or more copies of Data and shall have rights of backup, copy, use, anonymized publication and use for image tuning, training and other benefits arising from such copies of Data. Data Hosting provides same-day web access to Data for studies successfully stored and confirmed to have been received by Cuattro, until termination of Data Hosting or return of Data to Customer. CUATTRO AGREES NOT TO SELL OR LEND ANY OF CUSTOMER’S DATA FOR ANY PURPOSE NOT RELATED TO THE PROVISION OF SERVICE, SUPPORT, WARRANTY, DATA HOSTING, AIDING A DIAGNOSIS, TRAINING, IMAGE TUNING, OR OTHER ACTIVITY REASONABLY RELATED TO FULFILLMENT OF THIS AGREEMENT (UNLESS REQUIRED BY REGULATORS, FOR CONSUMER PROTECTION, OR RECALL). CUATTRO SHALL NOT USE DATA TO CONTACT, SOLICIT, OR MARKET TO CUSTOMER’S PATIENTS OR THEIR RESPONSIBLE PARTIES. A COPY OF CUSTOMER DATA IN CUATTRO’S POSSESSION SHALL BE RETURNED TO CUSTOMER IN GOOD STANDING, UPON TERMINATION OF AGREEMENT FOR DATA HOSTING OR CUSTOMER’S WRITTEN REQUEST, AT ANY TIME, FOR ANY REASON, FOR A PREPAID $500 FEE.

END OF DATA HOSTING

Upon any termination of Data Hosting, Customer may or may not (in Cuattro’s discretion) be eligible for another Data Hosting agreement, product, or service. Upon termination of Data Hosting, Cuattro shall have no further obligation to Customer for Data, Data Hosting, or Data retention, except as expressly agreed to in this Agreement. Upon termination or non-renewal of Data Hosting, Customer shall pay, within twenty-one (21) days of invoice, $500, and twenty-one (21) days thereafter Cuattro will return to Customer the Data Cuattro’s possession. Upon receipt of returned Data, Customer shall; (i) by written, signed release drafted by Cuattro; (1) acknowledge the sufficiency and completeness of such returned Data, (2) represent that such returned Data is the complete Data to which Customer claims any right or benefit, and (3) release Cuattro from any past, current, and future obligation or liability relating to any Data or data, whether received or not by Cuattro, or (ii) provide to Cuattro a complete, written accounting, including Study date, patient, and number of images, for each instance of Data for which Customer claims loss. In the event Customer refuses to pay the $500 fee for return of Data, Customer shall within thirty (30) days from termination, by written, signed release drafted by Cuattro, release Cuattro from any past, current, and future obligation or liability related in any way to any Data or data, whether received or not by Cuattro. By executing this Agreement, Customer agrees that Customer releases Cuattro from any obligation or liability for Data, Data Hosting, or data incurred before Cuattro’s written acceptance of agreement that includes Data Hosting, and after termination of each agreement that includes Data Hosting. If, for any reason, Cuattro cancels or substantially curtails any Data Hosting prepaid for by Customer, Cuattro shall return to Customer a copy of Data, at no charge, within sixty (60) days of cessation that specific Data Hosting and refund to Customer any prepaid amounts, less proration for the period(s) used.

4    JANUARY 15. SUBJECT TO CHANGE WITHOUT NOTICE.

DATA HOSTING GENERAL TERMS AND LIMITS

Customer is solely responsible for meeting the regulations of the authorities over the Site and Customer that govern medical records. Data Hosting does not replace Customer’s obligations with respect to laws regarding the retention of medical records. If applicable, Customer shall indemnify and hold harmless Cuattro, and Cuattro shall not be liable to Customer or anyone for Customer’s failure to adhere to HIPPA, whether or not Cuattro has been advised of the actual or possible Customer deficiency or violation of HIPPA by Customer. Customer agrees that Cuattro may, for all Data Hosting, virtualize server technology and database and Data, and use any DICOM .90, .91, or other data compression schemes in DICOM or the medical imaging industry generally, as determined and chosen by Cuattro. Cuattro shall have no obligation, explicit, express, or implied, now or in the future, to offer or to receive, store, host, serve, maintain, provide access to, or protect Data or Data Hosting, except; (i) as specifically required by law, or (ii) as provided for by a written and countersigned, in-force, paid-up, valid W-POS or W-SW product(s) or Software Support Agreement (or written, countersigned extension), that includes the provision of Data Hosting, in which case Cuattro shall provide, directly or indirectly, through one or more intermediaries or assigns, Data Hosting for the time period and at the costs explicitly required. Notwithstanding anything to the contrary, in no case shall Cuattro’s obligation of Data Hosting; (i) in each instance of Data, exceed seven (7) years from time of verified receipt by Cuattro; (ii) cover any Data or period for which a valid, in-force, paid-up agreement for Data Hosting was not in force, had lapsed, or was interrupted for “acts of God” or was under dispute over failure to pay amounts due Cuattro; or (iii) Data from any equipment, or software that is not Equipment or Software or DICOM Node (as defined below). Each unit of Data Hosting, is calculated to be a DICOM “Study” that includes the medical images of one exam on one patient, billable per such unit, at a rate of two ($2.00) dollars per Study (one time, paid in full), and a minimum of seventy ($70.00) dollars per month (unless expressly agreed otherwise in a paid up W-POS or W-SW), expressly under the limitations, exclusions, and terms in Article IX “Exclusions of Implied Warranties and Limitations on Damages and Liabilities” of this Agreement. Future Data Hosting charges may be revised up or down in the sole discretion of Cuattro, but not retroactively to Studies already received and Data Host(ed).

Each Study proved to have been received by Cuattro for Data Hosting is deemed to be an individual transaction giving rise to an individual, separate maximum price for that Study of two ($2.00) dollars, or minimum price for that Study as calculated by dividing the total amount paid for Data Hosting by the number of monthly period(s) and further by the number of Studies received in the month in which the Study was received. In no event shall Cuattro’s liability claimed by anyone for Data or Data Hosting, whether by failure, loss, negligence or non-performance, exceed the lesser of Article IX or the actual price paid for the individual Study which Data Hosting was or was to have been provided. Any Data Hosting that are at billed $0 per study, such as for sales or trial demonstrations, Service or Support are secondary storage services and give rise to Customer being solely responsible for storing and protecting Customer’s own primary copies of such Data and maintaining copies of Data for retrieval by Customer’s own labor and equipment. For Data Hosting included as part of W-POS or W-SW or any agreement, monthly Data transfer of 10 Gigabytes apply (“Data Monthly Limit”). Data over the Data Monthly Limit may incur a fee of two ($2.00) dollars per Study. Customer agrees that Cuattro is not liable for Study(ies) or Data not received by Cuattro.

DATA MIGRATION

Upon Customer provision to Cuattro of a hard drive media containing uncorrupted, standard, uncompressed DICOM data and database (or other formats acceptable for Data Host in .91 DICOM), and upon payment by Customer of $2,500 data migration fee, Cuattro shall, within thirty (30) days of Cuattro’s written acceptance, upload the qualifying portion of the data for Data Hosting, subject to these MWSTC (which must be signed by Customer prior to Cuattro’s acceptance of hard drive media with Customer data) (‘Data Migration”). Cuattro shall not return media on which data is provided to Cuattro and Customer is responsible for retaining his/her own copy of all such data for permanent archival and safe keeping by Customer. Cuattro is not responsible for lost data incurred by Customer while copying data and until data is proved by documentation to have been received by Cuattro, including signature of receipt from a national overnight delivery service, Cuattro shall have neither liability for nor duty to protect the data. Following notification of successful Data Migration (after which data sent pursuant to this Article shall become Data), Customer shall have thirty (30) days to provide to Cuattro a complete, written accounting, including Study date, patient, and number of images, for each instance of Data for which Customer claims is not stored with Data Hosting, and after thirty (30) days, if no such accounting is submitted by Customer, Customer shall be deemed to have acknowledged the sufficiency and completeness of Data Migration, Data, and Data Hosting and shall release Cuattro from any past, current, and future obligation or liability with regard to any data that Customer or another entity might subsequently claim is missing from Data Hosting for the data from the Data Migration. The fee for Data Migration shall be two-thousand-five-hundred-dollars ($2,500) unless otherwise negotiated, specifically, in writing, in advance, by the Parties.

DICOM NODE ACCEPTANCE AND FEE

DICOM devices attempting to store Data for Data Hosting (such as third party ultrasounds or other imodalities not purchased from Cuattro) (each a “DICOM Node”) must be pre-authorized in writing by Cuattro and shall each incur a one-time verification and connect fee of one-thousand-five-hundred-dollars ($1,500). Cuattro, in its sole discretion, reserves the right to decline to receive, to block, or to disconnect DICOM Node(s) and their Data from Data Hosting, at any time, without notice, permanently or temporarily, provided however that if Cuattro does so, Cuattro shall return to Customer a copy of DICOM Node Data in Cuattro’s possession, at no charge. Customer agrees to cooperate and to implement Cuattro’s recommendations with regard to DICOM .90, .91, or other DICOM standards for compression, to limit ultrasound Cine-loops to no more than five (5) seconds (30 frames per second) and to use recommended Store, and Send protocols. For Data accepted by Cuattro for Data Hosting, Customer shall be charged per Data Hosting General Terms and Limits.

5    JANUARY 15. SUBJECT TO CHANGE WITHOUT NOTICE.

IX. DISPUTE RESOLUTION

If any party alleges a breach of the terms of this Agreement, then the party alleging will inform the other party in writing. Upon receipt of such notice, the receiving party will have 20 days to cure the alleged breach. If the parties do not agree that effective cure has been accomplished by the end of the 20-day period, then a senior manager from each party will meet in person and confer in good faith to resolve the dispute within 21 days of the expiration of the prior 20 day period. If, the dispute still remains unresolved, the dispute will be submitted to the office of the American Arbitration Association (“AAA”) located closest to Denver, Colorado USA for binding arbitration in front of one (1) arbiter, in accordance with the AAA’s Commercial Arbitration Rules then in effect. The law applicable to the arbitration is the US law of the State of Delaware, without regard to conflict of law principles. Cost of the arbitration, including fees and expenses of the arbitrator(s), will be shared equally by the parties, with each party paying its own attorneys’ fees, travel expenses, and other costs. The arbitrator(s) will have authority to apportion liability, but will not have the authority to award any damages not available under this Agreement. The arbitration award will be presented to the parties in writing, and upon the request of either party, will include findings of fact and conclusions of law. The award may be confirmed and enforced in any court of competent jurisdiction. Any post-award proceedings will be governed by the law of the State of Delaware, without regard to conflict of law principles. Any amount not paid when due shall accrue a late charge at a rate of one and one-half percent (1.5%) per month or the maximum rate provided by law. If Customer is delinquent in paying any amount (however arising) owed to Cuattro by more than thirty (30) days, then without limiting any other rights and remedies available to Cuattro under the law, in equity, or under contract, Cuattro may (i) suspend provision of the Services and Software until all outstanding amounts are paid, or (ii) by notice to Customer, treat such delinquency as a repudiation by Customer of the portion of the Agreement not then fully performed, whereupon Cuattro may cancel all further obligations with respect to Services and Support.

X. EXCLUSION OF IMPLIED WARRANTIES AND LIMITATIONS ON DAMAGES AND LIABILITIES

EXCEPT AS EXPRESSLY REPRESENTED IN THIS AGREEMENT, AND TO THE EXTENT NOT PROHIBITED BY LAW, ALL SERVICES ARE PROVIDED “AS IS”, WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING FOR QUALITY, RELIABILITY, TIMELINESS, USEFULNESS, SUFFICIENCY AND ACCURACY. THE LIMITED WARRANTIES SET FORTH HEREIN ARE EXPRESSLY IN LIEU OF AND EXCLUDE ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, USE OR APPLICATION. CUATTRO’S TOTAL LIABILITY IN DAMAGES AND YOUR EXCLUSIVE REMEDY SHALL BE THE LESSER OF; (A) CUATTRO TO RE-PERFORM SERVICES; PROVIDED, THAT IN THE EVENT CUATTRO IS UNABLE TO CORRECT ANY DEFAULT, CUATTRO MAY ELECT TO REFUND AN AMOUNT EQUAL TO THE ACTUAL FEE PAID TO CUATTRO FOR THE MOST RECENT, IN EFFECT, UNUSED PORTION OF, FOR EQUIPMENT, EQUIPMENT WARRANTY AGREEMENT OR, FOR SOFTWARE, SOFTWARE SUPPORT AGREEMENT (REGARDLESS OF WHETHER A DEFAULT OCCURS DURING THE INITIAL TERM OR A RENEWAL OPTION) IN FULL SATISFACTION OF CUATTRO’S OBLIGATIONS. SUCH REPERFORMANCE OR REFUND SHALL CONSTITUTE CUATTRO’S ENTIRE LIABILITY FOR A DEFAULT OR BREACH; OR (B) AN AMOUNT NOT TO EXCEED PAYMENT RECEIVED BY CUATTRO FOR THE UNIT OF EQUIPMENT, SOFTWARE, SERVICE, WARRANTY AGREEMENT OR SUPPORT AGREEMENT, OR DATA HOSTING, SUBJECT TO THE SPECIFIC LOSS CLAIMED. IN NO EVENT SHALL CUATTRO BE LIABLE FOR COVER, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR SPECIAL LOSS OR DAMAGES OF ANY KIND, INCLUDING CLAIMS OF ANY THIRD PARTY, SUCH AS, BUT NOT LIMITED TO, LOST REVENUE, LOST PROFITS, OR BUSINESS INTERRUPTION, THAT RESULT FROM SERVICE(S), AGREEMENT(S), EQUIPMENT, OR SOFTWARE, HOWEVER CAUSED, WHETHER BASED ON CONTRACT, TORT OR OTHER THEORY, OR THE COST OF SUBSTITUTE PRODUCTS OR SERVICES, WHETHER ARISING FROM BREACH OF THIS AGREEMENT, BREACH OF WARRANTY, NEGLIGENCE, INDEMNITY, STRICT LIABILITY OR OTHER TORT. CUATTRO SHALL HAVE NO LIABILITY FOR ANY GRATUITOUS ADVICE. TO THE EXTENT ALLOWABLE UNDER LAW, UNDER NO THEORY, INCLUDING NEGLIGENCE, WHETHER ADVISED OF THE POSSIBILITY OR NOT, IS CUATTRO LIABLE FOR THE LOSS OF OR INABILITY TO ACCESS DATA OR RECORDS, OR FOR YOUR OR ANY PARTY’S FAILURE TO MEET THE REQUIREMENTS OF ANY STATUTE. NO CLAIMS, REGARDLESS OF FORM, ARISING OUT OF OR IN ANY WAY CONNECTED WITH EQUIPMENT, SOFTWARE, SUPPORT, WARRANTY, AGREEMENT, OR SERVICES FURNISHED BY CUATTRO, MAY BE BROUGHT BY CUSTOMER OR ANY PARTY MORE THAN ONE (1) YEAR AFTER THE CAUSE OF ACTION HAS OCCURRED OR CUATTRO’S PERFORMANCE HAS BEEN COMPLETED OR TERMINATED, WHICHEVER IS EARLIER. YOU AGREE AND ACKNOWLEDGE THAT THE PRICE PAID BY YOU FOR THE SERVICE(S), SOFTWARE SUPPORT, EQUIPMENT WARRANTY, SOFTWARE, AND EQUIPMENT IS BASED UPON AND CONTINGENT UPON THESE LIMITATIONS OF LIABILITY, AND THAT EACH PRICE CHARGED WOULD HAVE BEEN FAR GREATER HAD NOT ALL PARTIES AGREED TO THESE STRICT LIMITS OF LIABILITY, EXCLUSIONS OF WARRANTIES, PROVISIONS FOR DISPUTE RESOLUTION, AND THE LAWFULNESS, REASONABLENESS, AND MUTUAL ACCEPTANCE OF EACH.

XI. PROVISIONS GOVERNING SOFTWARE LICENSE

Software is licensed, not sold. You are granted a limited license for any Software associated with the Equipment ordered and delivered by us to you. This license allows you to use the Software only on the Equipment, only at a single Site, only in accordance with the Agreement. Cuattro reserves the right to deactivate Software and access to Software, Data, Data Hosting, and Service(s) until all payments due from you to us are received, and you agree that this remedy is reasonable, and you disclaim any complaint, damage, or liability related to our exercise of this remedy. Software is protected by the copyright laws of the United States and international treaties. No rights under copyrights are transferred to you, except as specifically provided for in this Agreement. You may not distribute copies of the Software to others or electronically transfer the Software from one computer to another over a network. The Software contains trade secrets. You may not decompile, reverse engineer, disassemble, or otherwise reduce the Software to a human-perceivable form. YOU MAY NOT MODIFY, ADAPT, TRANSLATE, RENT, LEASE, LOAN, RESELL, DISTRIBUTE, NETWORK, OR CREATE DERIVATIVE WORKS BASED UPON THE SOFTWARE OR ANY PART THEREOF. Software EUSLA will apply and will be delivered as part of Software and with Equipment, and use of Software indicates EUSLA acceptance by You. All Software and documentation related to the Software or to Equipment remain the property of Cuattro or Cuattro, LLC. The media on which the Software is recorded is your property. With respect to Software recorded on your media, you may request that we erase our Software. If you receive Software that renders Software that you then have redundant, you must return the redundant Software to us or certify in writing that you have erased all copies of it.

SCHEDULE A: END USER SOFTWARE LICENSE AGREEMENT V H1-1-13 (“EUSLA”)

This End-User Sublicense Agreement (“EUSLA”) is a legal agreement between you (either a person or a single legal entity, who will be referred to in this EUSLA as “You”), and Cuattro, LLC or its assigns, including Heska Imaging US, LLC (“Sublicensor” or “Cuattro Vet”), jointly (“We” or “Our” or “Us”) for the use of the software, or any portion thereof, that may accompany this EUSLA, including any associated media, printed materials and electronic documentation (collectively, the “Software”). Software also includes, without limitation, software updates, add-on components, web services and supplements that may be provided or made available to You after the date You obtain your initial copy of the Software, to the extent that such items are not accompanied by a separate license agreement or terms of use. By installing, copying, downloading, accessing or otherwise using the Software or Data Hosting, You agree to be bound by the terms of this EUSLA. Software is sublicensed, not sold, and no title to Software is transferred to You.

6    JANUARY 15. SUBJECT TO CHANGE WITHOUT NOTICE.

1) GRANT OF SUBLICENSE. Subject to the terms and conditions herein, You are granted a non-exclusive sublicense to use Software solely on one (1) computer or Cuattro Vet Equipment sold through an authorized Cuattro Vet reseller, OEM, or Distributor, solely for the purpose of furtherance of your expert veterinary medical diagnosis within the United States of America, provided that the product(s) on which the Software is operating has regulatory, governmental, safety, and legal approval for use in the locale in which you intend to use them, and that You take full responsibility in determining if such product(s) have such approvals. Cuattro Vet reserves the right to delay activation or deactivate Software until all payments owed from you are received; you agree that this remedy is reasonable, and you disclaim any complaint, damage, loss of profits or liability related to this remedy. From time to time, Software may require re-registration, and You agree to input the necessary information and confirm adherence to this EUSLA and any Agreement(s) between Us to complete re-registration, and that, if you do not do this, the Software may not function.

2) RIGHTS AND LIMITATIONS. Copyright, trademark, and trade secrets laws, international treaty provisions and various other intellectual property laws protect Software. You may not copy, modify, reverse engineer, decompile, or disassemble any Software under any circumstances. Notwithstanding the foregoing, You may make one copy of the Software for back-up and archival purposes. The Software’s component parts may not be separated for any use. You may not use Software for commercial purposes or display (other than as an individual end user), nor sell, or otherwise transfer it for value. “Commercial purposes” include, without limitation, the use of the Software to create publicly distributed computer software or demonstrations or comparisons. You may not rent, lease, lend or provide commercial hosting services with respect to Software. You may not copy the printed materials accompanying the Software, nor use such printed materials in the creation, design, or coding of or comparison with another product. You may not remove, modify or alter any copyright or trademark notice from any part of the Software, including those contained in or otherwise created by the Software. You may receive Software in more than one medium. Regardless of the type of the medium you receive, you may use only that one medium that is appropriate for your single computer or device. You may not use or install the other medium on another computer or device. You may not loan, rent, lease, or otherwise transfer the other medium to another user. Upon transmission, using the Software , of any data to Us, You confer onto Us, as applicable, access, ownership and use rights to such data, without limitation the right to display, publish, or use in any fashion such data, provided however that We shall maintain compliance with HIPPA, if applicable, and any other applicable patient confidentiality laws and regulations protecting the data.

3) UPGRADES and SUBSCRIPTION. If Software is identified as an “upgrade” or “subscription,” You may use the upgraded product only under the limits and terms of this EUSLA. If the Software is an upgrade of a component of a package of software programs that you licensed as a single product, the Software may be used only as part of that single product package and may not be separated from the package.

4) OWNERSHIP & OTHER RESTRICTIONS. All right, title, interest and other proprietary rights (including without limitation trademarks and copyrights) which pertain to Software , including without limitation accompanying printed materials and copies of the Software , are owned or licensed by Cuattro, LLC or its affiliates, and remain Cuattro, LLC’s property.

5) SUPPORT. We may provide you with support services related to the Software (“Support”). The provision and use of Support is subject to the terms and conditions herein, and the terms and conditions of the Cuattro Vet Master Warranty and Support Terms and Conditions and any License to which Sublicensor is subject. Any supplemental software code provided to you as part of Support shall be part of the Software and subject to this EUSLA. With respect to technical information or Data You provide as part of the Support, it may be used for any of Our business purposes, unless otherwise limited in writing.

6) TERMINATION ASSIGNMENT AND LAW. We may terminate this EUSLA if You fail to comply with the terms and conditions of this EUSLA or pay monies owed to Us or violate any Agreement between You and Us. Such termination is not the exclusive remedy to Us. If such termination occurs, You must destroy all copies of Software and its component parts, and We are under no obligation to activate, re-activate, extend, or otherwise make useable the Software. You may not partially or wholly transfer your rights under this EUSLA, without the express written permission of Cuattro, LLC and Cuattro Vet. This Agreement shall be governed by and construed for validity, performance, and enforced in accordance with the laws of the State of California (USA), without giving effect to the choice of law principles thereof.

7) LIMITED WARRANTY AND LIABILITY. Sublicensor agrees, at its option, and such action will be Customer’s sole remedy with respect thereto, to (a) repair or replace defective Software; or (b) reperform Support. This limited warranty is void if failure of Software has resulted from Customer’s negligence, accident, abuse, misapplication, external factors beyond Our control, or other event within Customer’s control. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, WE DISCLAIM ALL WARRANTIES AND CONDITIONS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, WITH REGARD TO THE SOFTWARE AND THE PROVISION OF OR FAILURE TO PROVIDE SUPPORT. To the extent implied warranties may not be entirely disclaimed but implied warranty limitations are allowed by applicable law, implied warranties on the Software, if any, are limited to ninety (90) days. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL WE BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COVER, OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, FOR LOSS OF PROFITS, DATA, BUSINESS INTERRUPTION, MALPRACTICE LIABILITY, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF THE USE OF OR INABILITY TO USE THE SOFTWARE OR THE PROVISION OF OR FAILURE TO PROVIDE SUPPORT SERVICES, EVEN IF WE WERE ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY CASE, OUR ENTIRE LIABILITY UNDER ANY PROVISION OF THIS EUSLA SHALL BE LIMITED TO THE AMOUNT YOU ACTUALLY PAID BY YOU FOR (i) THE SUBLICENSE OF SOFTWARE OR (ii) SUPPORT THAT DIRECTLY CAUSED THE DAMAGE. YOU REPRESENT THAT YOU ARE A LICENSED MEDICAL PRACTITIONER AND THAT YOU ARE SOLELY RESPONSIBLE FOR YOUR DIAGNOSTIC AND MEDICAL OPINION. YOU ACKNOWLEDGE THAT THE SOFTWARE IS AN ADVISORY DEVICE AND IS NOT DESIGNED TO SUBSTITUTE FOR THE PRIMARY DEFENCES AGAINST DEATH OR INJURY DURING SURGICAL, MEDICAL LIFE SUPPORT OR OTHER POTENTIALLY HAZARDOUS APPLICATIONS WHICH SHALL CONTINUE TO BE SOLELY DEPENDANT YOUR SKILL, KNOWLEDGE AND EXPERIENCE.

SCHEDULE B. EQUIPMENT WARRANTY AGREEMENT

Equipment purchased by Customer, from Cuattro or authorized Distributor of Cuattro, and also identified below in Equipment Products Schedule will be covered by this Equipment Warranty Agreement. Items not both purchased, from Cuattro or authorized Distributor of Cuattro and also listed in the Equipment Products Schedule are specifically excluded and have no warranty. Cuattro warrants Equipment covered by this Equipment Warranty Agreement shall be free from defects in material and workmanship that impair their performance and that Equipment shall be in substantial compliance with operational features of Cuattro’s published specifications at the time of original sale. Warranty Service and conditions are subject to conditions and limitations of this Agreement and any in force Equipment Warranty Agreement, Renewal Warranty Option and Initial Warranty Term. No Warranty Agreement is transferrable, without the express written permission of Cuattro, in Cuattro’s sole discretion, provided however that Cuattro shall not unreasonably withhold permission.

EQUIPMENT PRODUCTS SCHEDULE (NEW, NOT USED OR THIRD PARTY)

DETECTORS

V	VARIAN SERIES (NEW) (2520, 4336, 4343, 4030R, 4030E) SERIES DIGITAL RADIOGRAPHY DETECTOR

S	NEW CUATTRO 1012 / 14x17 / 17x17 SERIES DIGITAL RADIOGRAPHY DETECTOR

ACQUISITION CONSOLES

SM-	SERIES: CLOUD DR (VETERINARY) OPERATOR’S CPU AND TOUCHSCREEN

EQ-	SERIES: UNOEQ CONSOLE

UNO	SERIES: UNO2 CONSOLE

SLATE	SERIES: SLATE CONSOLE

PS-	ADDITIONAL SAMSUNG DETECTOR POWER SUPPLY AND CABLE PACKAGE

X-RAY MECHANICALS AND TABLE (EXCLUDES TUBE AND ELECTRONICS, WHICH ARE 1 YEAR MAX AND NOT EXTENDABLE)

-GEN	SM SERIES X-RAY MECHANICALS AND TABLES (EXCLUDES TUBE AND GENERTOR ELECTRONICS)

PACS AND DICOM HARDWARE

MYCLOUD	MYCLOUD DICOM SERVER EQUIPMENT

ULTRASOUND

ESAOTE	MYLAB 1 / 5 / 30 / 40 / 50 / CLASS C / ALPHA / TWICE

7    JANUARY 15. SUBJECT TO CHANGE WITHOUT NOTICE.

INITIAL WARRANTY TERM

The initial term of the Equipment Warranty Agreement shall be one (1) year (the “Initial Warranty Term”). The fee for the Initial Warranty Term of Equipment Warranty Agreement is included as part of purchase of Equipment from Cuattro. In no event shall the Initial Warranty Term for a Product exceed one (1) year.

EXTENSION OPTIONS AND SCHEDULE OF PRICING

Customer may have the option to extend the Equipment Warranty Agreement (each, a “Renewal Warranty Option” giving rise to a new Equipment Warranty Agreement and requiring the purchase of a Renewal Support Option for Software Support Agreement). Once an Equipment Warranty Agreement expires, Customer’s option to renew it also expires. However, additional terms and renewal of Equipment Warranty Agreement may be available for purchase in Cuattro’s sole discretion. Renewal Warranty Option is only available with the concurrent purchase of a Renewal Support Option. Equipment Warranty Agreement cannot be purchased without Software Support Agreement. If accepted by Cuattro, the Renewal Warranty Option and arising Equipment Warranty Agreement shall cover all Equipment (provided however, that if Esaote ultrasound Equipment is covered or used Third Party Equipment is covered, an additional charge is levied and additional warranty terms apply to those items, per the additional Schedule executed with this Agreement), subject to the terms, definitions, and conditions of the Equipment Warranty Agreement. Purchase of a Renewal Warranty Option is evidence of express approval from Customer to subject all Equipment to the most recent Equipment Warranty Agreement and MWSTC then in effect on the date of commencement of the latest Renewal Warranty Option. Only Equipment explicitly listed on Equipment Products Schedule or an attached Schedule to this Agreement is covered. Equipment not specifically listed is NOT covered under this Agreement or any Warranty Service. All amounts are net of taxes, which shall be added, if any, to final invoices. The renewal rate for each Renewal Warranty Option, which can change without notice, is:

PART #	DESCRIPTION	PRICE
W-HW-X1	VETERINARY (USA/CANADA) EQUIPMENT WARRANTY AGREEMENT ONE YEAR EXTENSION	$2,500
POS-X	BUNDLED MULTI-YEAR PACKAGES OF W-HW AND W-SW X1-X4	ADDT’L SCHEDULE
W-US-POS-O	ESAOTE ULTRASOUND POINT OF SALE EXTENSION ON-SITE (UPCHARGE)	ADDT’L SCHEDULE
W-US-POS-F	ESAOTE ULTRASOUND POINT OF SALE EXTENSION – AT FACTORY (NO LOANER) (UPCHARGE)	ADDT’L SCHEDULE

To be eligible for Renewal Warranty Option, all Equipment must have, from the time of delivery from Cuattro (or in the case of used Equipment originally sold to Customer by a third party, from first Initial Term); (i) been covered under a valid Equipment Warranty Agreement, continuously, without interruption, without void incident, and (ii) been stored, cared for, maintained, and operated in conformance with this Agreement. Software Support is separate from and not included in any Equipment Warranty Agreement.

Fees and Payment

The annual fee for each Renewal Warranty Option is billed and due, in advance, in one lump sum.

For out of Warranty Service(s) not included as part of valid, paid up, current Agreement, fees will be Cuattro’s then current fee rate per hour plus the costs of materials. Current rates are:

1.	Hourly Rate (Prorated per 1/2 hour blocks only): $250 per Hour

2.	Travel Rate (Per Day, plus actual transit, lodging, dining expenses): Lesser of $2,000 per Day / $250 per Hour – 4 Hour Minimum

3.	Advanced Replacement Loaners for non-covered events may be available for $750 per week (Shipping Charges Apply).

4.	Covered Service(s) will be performed without charge from 9:00 am to 6:00 pm, Monday-Friday (EST), excluding Cuattro’s regular holidays, and outside those hours at our prevailing service rates and subject to the availability of personnel, at Cuattro’s facility. Repaired or replaced Equipment shall have the benefit of the longer of (i) the remaining Equipment Warranty Agreement term; or (ii) a forty-five (45) day warranty, subject to the terms and conditions set forth herein.

FREIGHT PAYMENT. USED DETECTOR REPLACEMENT CO-PAYMENT. ON-SITE REQUEST CO-PAYMENT.

For Customers in the United States of America, Cuattro shall pay up to economy (not overnight unless authorized in writing) freight charges for covered Service validly processed under RMA and this Agreement. When Customer ships any Equipment, Advance Loaner or other items to Cuattro, Customer is solely responsible for freight damage and all costs due to inadequate Customer packaging. If unsure whether an item is packaged properly, contact Cuattro prior to shipment.

Used (non-new) Product Detectors (e.g. Varian 4030/4336/4343 or Canon 50G/60G/31 Series or any Detector not warrantied by Cuattro continuously since first use) qualifying under Warranty for replacement (i.e. Detector SN# is replaced with another Detector SN#), such Warrany coverage being specifically itemized and paid for under documents between You and Cuattro, will incur a four-thousand-five-hundred dollar ($4,500) Customer Co-Payment, if Detector replacement occurs after sixty (60) days of receipt by Customer. Cuattro will make reasonable determination of when a replacement event is required to fulfill a Detector’s Warranty. The maximum number of Co-payments is capped at one (1) per calendar year. But for this Co-Payment, the Parties agree prices for Warranty would be higher.

Service for events covered under Warranty, that in Cuattro’s reasonable estimation can be provided for remotely, but Customer requests be delivered by Cuattro personnel deployed to Customer’s Site, shall incur an On-Site Copayment of five-hundred ($500) dollars, payable in advance of Cuattro personnel travel. Cuattro retains sole discretion and decision authority on whether to send Cuattro personnel to Customer Site, and may authorize or deny, without penalty or liability, Cuattro personnel travel to Customer Site. Cuattro will use reasonable efforts to meet Customer request(s) for on-site Service.

8    JANUARY 15. SUBJECT TO CHANGE WITHOUT NOTICE.

REMEDIES, ADVANCED LOANER, 99% UPTIME GUARANTEE

Warranty Call Center: 1-877-243-6719 (24 hours per day / 7 days per week / 365 days per year) or support@cuattro.com

If Customer promptly notifies Cuattro of a warranty claim for Service, and makes the Equipment available for Cuattro inspection, provides a valid Equipment serial number, and use best efforts to assist Cuattro with inspection, and Cuattro confirms that Equipment has failed during the Equipment Warranty Agreement term, through no fault of Customer, Cuattro will, upon Customer’s return of the failed Equipment to Cuattro, repair, adjust, or replace, in Cuattro’s sole discretion, (with new, reconditioned, or exchange replacement parts) the non-conforming Equipment or parts of the Equipment, via freight exchange, contractor, repair at Cuattro’s facility or repair at Customer Site. For Service(s) for Level 1 issues (cannot acquire and display x-rays) that Cuattro cannot complete, as reasonably pre-estimated by Cuattro, within twenty-four (24) hours of receipt of Equipment from Customer, Advanced Loaner(s) may be available, if initiated by 2:00P CST, within twenty-four (24) hours following Cuattro’s acceptance of a qualified claim for Service and identification of the part(s) determined by Cuattro to be appropriate for Advanced Loaner remedy. Cuattro’s assessment for qualification for Service shall not be unreasonably withheld or delayed. In those cases that Cuattro authorizes sending of Advanced Loaner(s) before Cuattro’s receipt of Customer’s non-working Level 1 Equipment, Customer’s non-functioning Equipment at Site for which Advanced Loaner(s) are sent, must be returned to Cuattro, within forty-eight (48) hours of Customer receipt of Advanced Loaner(s) or Customer shall incur a $250 per day late fee, until items are returned to Cuattro. Upon return to Customer of repaired or replaced Equipment for which Advanced Loaner(s) were sent, Advanced Loaner(s) must be returned to Cuattro, within forty-eight (48) hours or Customer shall incur a $250 per day late fee, until items are returned to Cuattro. Advance Loaner(s) delay or unavailability shall be solely remedied by Uptime Commitment. At Cuattro’s sole discretion, Advanced Loaner may be offered as a permanent Advanced Replacement for a fee of $750.

In all cases in which Customer ships any Equipment, Advance Loaner or other items to Cuattro, Customer is solely responsible for freight damage and all costs due to inadequate Customer packaging of all items shipped to Cuattro. If Customer is unsure whether an item is packaged properly, Customer is encouraged to contact Cuattro prior to Customer’s shipment.

Cuattro guarantees that your Equipment will be operable 99% of all operating hours (the “Uptime Commitment”). Equipment is considered inoperable under the Uptime Commitment if, due to Cuattro’s design, manufacturing, material, or Support or Warranty failure or delay (“Cuattro Delay”), the Equipment is unavailable for acquiring and displaying radiographs for review on the CloudDR or Uno console during normal daytime operating hours. Peripheral equipment (anything not on the Equipment Schedule and sold by Cuattro to Customer) is excluded from the Uptime Commitment. Any inoperability time due to Customer Responsibilities not being met or for excluded services or Support or not solely attributable to Cuattro Delay is excluded from the Uptime Commitment calculation. If the Equipment is inoperable due to Cuattro Delay, the Equipment will be timed as out of service from the time the request for Service was received by Cuattro’s designated facility until the Equipment is returned to Customer control for use to make an x-ray study on a patient, except that the following shall be excluded from any downtime calculation: (i) time outside Customer’s ordinary business hours, (ii) time prior to the last clinical image generated and viewable on the Equipment, and (iii) time during which the Customer fails to provide Cuattro with immediate and unencumbered access to the Equipment. The amount of hours Customer’s business is open during normal business hours, excluding nighttime hours and weekend/holiday hours equals the “Base Hours”. Base Hours minus Planned Maintenance Hours equals the amount of hours, on which Uptime Commitment is calculated. Uptime is measured on a 26-week cycle; provided however, that in the event Customer’s Warranty coverage is less than 26 weeks, all calculations will be prorated accordingly. If the Uptime Commitment is not achieved, Customer’s sole and exclusive remedy shall be a refund calculated as follows, based on the average annual fee (“AAF”) payable during the Renewal Term:

(i) If excess downtime is less than 0% of the Uptime Commitment, then Cuattro pays no refund to Customer;

(ii) If excess downtime is 0.1% to 3.0% of the Uptime Commitment, Cuattro will refund to Customer 1/52 of the AAF (i.e., one week’s worth of the AAF);

(iii) If excess downtime is 3.0% to 8.0% of the Uptime Commitment, Cuattro will refund to Customer 1/26 of the AAF (i.e., two weeks’ worth of the AAF); and

(iv) If excess downtime is greater than 8.0% of the Uptime Commitment, Cuattro will refund to Customer 5/52 of the AAF (i.e., five weeks’ worth of the AAF).

This Agreement describes Customer’s exclusive remedies and Cuattro’s sole liability for any Warranty, warranty or Service claim.

SCHEDULE C. SOFTWARE SUPPORT AGREEMENT

For Software, licensed in conjunction with Equipment validly purchased, as determined by Cuattro, where such Software is validly covered by this Agreement and by a current, in force, paid up Software Support Agreement, Cuattro will provide the following:

Support Call Center: 1-877-243-6719 (24 hours per day / 7 days per week / 365 days per year) or support@cuattro.com

Generally Available Release Updates and Fixes: No Charge

Generally Available Release Software Upgrades: No Charge

INITIAL SUPPORT TERM

The initial term of the Software Support Agreement shall be one (1) year (the “Initial Support Term”). The fee for the Initial Support Term of Software Support Agreement is included as part a valid purchase of Equipment and/or license of Software. In no event shall the Initial Support Term for any Software exceed one (1) year. No Support Agreement is transferrable to a third party without the express written permission of Cuattro, in Cuattro’s sole discretion.

RENEWAL OPTIONS

Customer may have the option to extend the Software Support Agreement for one year intervals (each, a “Renewal Support Option” giving rise to a new Software Support Agreement), so long as Customer notifies Cuattro at least thirty (30) days prior to end of the current term. Once a Software Support Agreement expires, Customer’s option to renew also expires. However, additional terms and renewal of Software Support Agreement may be available for purchase, in Cuattro’s sole discretion. If accepted by Cuattro, the Renewal Support Option shall cover all Software licensed to Customer, subject to the terms, definitions, and conditions of the Software Support Agreement and this Agreement. Purchase of a Renewal Support Option is evidence of and contingent upon express approval from Customer to subject all of Software licensed to Customer to the latest Agreement and Software Support Agreement in effect on the date of commencement of the latest Renewal Support Option. The renewal rate for each Renewal Support Option, which can change without notice is:

9    JANUARY 15. SUBJECT TO CHANGE WITHOUT NOTICE.

PART #	DESCRIPTION	PRICE
W-SW-X1	VETERINARY (ALL) SOFTWARE SUPPORT AGREEMENT EXTENSION 1 YEAR	$1,500

To be eligible for Renewal Support Option, all Software must have, from the time of delivery from Cuattro; (i) been covered under a valid Software Support Agreement, continuously, without interruption or void incident, (ii) been validly used under Cuattro’s EUSLA accompanying the Software, and (iii) been used only in accordance with the limits of this Agreement. Software Support Agreement is separate from and does not include Equipment Warranty Agreement.

FEES AND PAYMENT

The annual fee for each Renewal Support Option is billed and due, in advance, in one lump sum. For services that are not included as part of valid, paid up, current Technical Support Services, fees will be Cuattro’s then current fee rate per hour plus the costs of materials.

1.	Hourly Rate (Prorated per 1/2 hour blocks only): $250 per Hour

2.	Travel Rate (Per Day, plus actual transit, lodging, dining expenses): Lesser of $2,000 per Day / $250 per Hour – 4 Hour Minimum

3.	Customer who is covered by a valid, in force, paid up Warranty or Support Agreement, but requiring Service or Support for a non-covered, ineligible event may receive a thirty (30%) percent discount on parts, time, and materials.

All amounts are net of taxes or duties, which shall be added to the final invoice for such Renewal Support Option.

ADDITIONAL LIMITATIONS TO QUALIFY

1.	Nothing in this Agreement shall obligate Cuattro to develop, create, test, release, support or provide for use, or sell any new software, Software, Upgrades, Updates, Fixes, or functionality (“Software Enhancements”). Software Enhancements are limited to generally available releases only.

2.	CUATTRO IS UNDER NO OBLIGATION TO; (1) PRODUCE SOFTWARE ENHANCEMENT(S) THAT IS REVERSE OR RETROACTIVELY COMPATIBLE WITH EQUIPMENT. CUATTRO IS UNDER NO OBLIGATION TO UPGRADE EQUIPMENT OR CUSTOMER SUPPLIED ITEMS IN ORDER TO FACILITATE A SOFTWARE ENHANCEMENT. Software Enhancements may require hardware purchases, including possible necessary upgrades to Customer’s Equipment (“Hardware Updates”). Hardware Updates that may be needed to make Software Enhancements operable to Specifications are specifically excluded and are Customer’s responsibility. In the event that Customer’s Equipment or Site cannot support features of a generally available released Software Enhancement, Customer may; (i) choose to upgrade Equipment at Cuattro’s current pricing or (ii) choose to forego Software Enhancement while retaining the balance of the obligations and benefits of under the Agreement then in effect.

3.	Customer acknowledges it is not reasonable, nor feasible for Cuattro to upgrade, update, fix or support Software versions that are older than two generations (as defined as a version number x.y.z where x or y advances by at least one numeral) from the most recent generally available release of the Software. In the event of a lapse in coverage or Customer’s refusal or failure to cooperate to upgrade or update Software, Customer may be required to bring Customer’s Software to the most recent generally available release, for a fee determined solely by Cuattro, to resume the benefit of obtaining Support, Updates, Fixes, and Upgrades to the Software. Customer and Cuattro agree to use commercially reasonable efforts to update, fix or upgrade Software covered under a valid, in force, fully paid up Software Support Agreement, no later than twelve (12) months after each generally available release of Software.

SUPPORT LIMITATIONS

Service(s) covered by this Software Support Agreement, and the terms and conditions of this Agreement, are only those specifically identified in this Agreement. Delays or inability to obtain Service(s), Equipment or Software may occur, in the event of technical difficulties with broadband services, firewalls or other matters, including Customer’s failure to meet the conditions in this Agreement. Software Support Agreement, any validly, paid up Support Renewal Option, and associated Agreement then in force describes your exclusive remedies and our sole liability for any Service claims for Software.

Support and Service(s) are expressly limited to and conditioned upon Customer’s acceptance of the terms and conditions of the Software Support Agreement. Breach of EUSLA or conditions of this Agreement may, in Cuattro’s sole determination, void the breaching party’s rights to obtain Service(s). This Agreement describes Customer’s exclusive remedies and Cuattro’s sole liability for any support or Service claim.

10    JANUARY 15. SUBJECT TO CHANGE WITHOUT NOTICE.

Exhibit D Logistics and Management Services

Subject to Section 3.5 and 6.4, LLC may provide and Vet USA shall pay for the services set forth below:

Those services set forth below that are solely for the benefit of Vet USA, and, pursuant to Section 6.4, the cost of which is 100% allocated to Vet USA:

1.	Accounting
2.	Purchasing
3.	Order processing
4.	Commission and third party lead fee processing
5.	Management and facilitation of third party agreements
6.	Payroll processing
7.	Facilities Rent
8.	Leasing and Rental transaction processing and costs
9.	Collections and billing
10.	Transaction paperwork processing
11.	Sales Tax processing
12.	Banking transactions processing and related fees processing
13.	Vendor and Supplier transactions
14.	Dead on Arrival testing
15.	Product testing
16.	Product and component intake processing
17.	Research and development
18.	Product management, documentation, and regulatory
19.	Warranty and Support incoming and outgoing processing
20.	Service and Support incoming and outgoing processing
21.	Return Materials Authorization (in and out, including between LLC and Suppliers/Vendors)
22.	General freight and mail in ordinary course of business
23.	Management and oversight
24.	Facilities, including rents and maintenance, and utilities
25.	Equipment and software leases (office and industrial)
26.	Information technology
27.	Support and Services (including technical call center)
28.	General and Administrative
29.	Supplies, repairs, maintenance, training, printing, and other general expenses in the ordinary course of business
30.	Insurance
31.	Replacement and Service parts and components
32.	Office and logistics software licenses (e.g. Microsoft, call center, video conferencing)
33.	Used equipment recovery, intake, refurbishment, preparation for sale Services
34.	Repair and Warranty Services
35.	Other Services, Support, items, expenses, and materials related to the Products, in the ordinary course of business
36.	Trade-show and marketing activities
37.	Demonstration inventory and components management and logistics
38.	Expense report management and payment

D-1

39.	Human resources management and activities, including training, benefits, termination, hiring, and documentation
40.	Payment (and review) of third party contractor expenses
41.	General legal, accounting, and professional services utilization

Those services set forth below that are for the benefit of Vet USA and another affiliate of LLC, and, pursuant to Section 6.4, the cost of which is allocated pro rata on the basis of total gross revenues among Vet USA and all affiliates of LLC being provided such services from time to time:

1.	Accounting
2.	Purchasing
3.	Order processing
4.	Commission and third party lead fee processing
5.	Management and facilitation of third party agreements
6.	Payroll processing
7.	Facilities Rent
8.	Leasing and Rental transaction processing and costs
9.	Collections and billing
10.	Transaction paperwork processing
11.	Sales Tax processing
12.	Banking transactions processing and related fees processing
13.	Vendor and Supplier transactions
14.	Dead on Arrival testing
15.	Product testing
16.	Product and component intake processing
17.	Research and development
18.	Product management, documentation, and regulatory
19.	Warranty and Support incoming and outgoing processing
20.	Service and Support incoming and outgoing processing
21.	Return Materials Authorization (in and out, including between LLC and Suppliers/Vendors)
22.	General freight and mail in ordinary course of business
23.	Management and oversight
24.	Facilities, including rents and maintenance, and utilities
25.	Equipment and software leases (office and industrial)
26.	Information technology
27.	Support and Services (including technical call center)
28.	General and Administrative
29.	Supplies, repairs, maintenance, training, printing, and other general expenses in the ordinary course of business
30.	Insurance
31.	Replacement and Service parts and components
32.	Office and logistics software licenses (e.g. Microsoft, call center, video conferencing)
33.	Used equipment recovery, intake, refurbishment, preparation for sale Services
34.	Repair and Warranty Services
35.	Other Services, Support, items, expenses, and materials related to the Products, in the ordinary course of business
36.	Trade-show and marketing activities
37.	Demonstration inventory and components management and logistics

D-2

38.	Expense report management and payment
39.	Human resources management and activities, including training, benefits, termination, hiring, and documentation
40.	Payment (and review) of third party contractor expenses
41.	General legal, accounting, and professional services utilization

D-3